AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 2015

                                                         1933 ACT FILE NO. 333 -
                                                   1940 ACT FILE NO. 811 - 22925

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF
                      SECURITIES OF UNIT INVESTMENT TRUSTS
                           REGISTERED ON FORM N-8B-2

     A.   EXACT NAME OF TRUST: ELKHORN UNIT TRUST, SERIES 6

     B.   NAME OF DEPOSITOR: ELKHORN SECURITIES, LLC

     C.   COMPLETE ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES:

          Elkhorn Securities, LLC
          207 Reber Street
          Suite 201
          Wheaton, Illinois 60187

     D.   NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

          Copies to:

          BENJAMIN T. FULTON                            MORRISON C. WARREN, ESQ.
          Chief Executive Officer                       Chapman and Cutler LLP
          Elkhorn Securities, LLC                       111 West Monroe Street
          207 Reber Street                              Chicago, Illinois 60603
          Suite 201                                     (312) 845-3000
          Wheaton, Illinois 60187
          (630) 384-8714

 It is proposed that this filing will become effective (check appropriate box)

     [_]  immediately upon filing pursuant to paragraph (b)

     [_]  on (date) pursuant to paragraph (b)

     [_]  60 days after filing pursuant to paragraph (a)(1)

     [_]  on (date) pursuant to paragraph (a)(1) of rule 485

     If appropriate, check the following box:

     [_] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

     E. TITLE OF SECURITIES BEING REGISTERED: Units of fractional undivided beneficial interest.

     F. APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     [_]  Check box if it is proposed that this filing will become effective on
          (date) at (time) pursuant to Rule 487.

================================================================================

The registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      Preliminary Prospectus Dated October 29, 2015, Subject to Completion

                          Elkhorn Unit Trust, Series 6

                 Elkhorn IWM Vest 10% Buffered Return Portfolio



                                  ELKHORN LOGO


                                   PROSPECTUS


                          DATED _______________, 2015

                      Portfolios of securities selected by
                            Elkhorn Securities, LLC
                                  630.355.4676

                        You should read this prospectus
                      and retain it for future reference.

           The Securities and Exchange Commission has not approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



OVERVIEW

     Elkhorn Unit Trust, Series 6, is a unit investment trust that consists of the Elkhorn IWM Vest 10% Buffered Return Portfolio (the "Trust"). Elkhorn Securities, LLC ("Elkhorn" or the "Sponsor") serves as the sponsor of the Trust. The Trust is scheduled to terminate in approximately three years.

INVESTMENT OBJECTIVE

     The Trust seeks to provide target returns based on the price performance of shares of the iShares[R] Russell 2000 ETF (the "Reference Asset"). There is no assurance that the Trust will achieve its investment objective.

PRINCIPAL INVESTMENT STRATEGY

     The Trust seeks to achieve its objective by utilizing an investment strategy that involves investing in (i) U.S. Treasury obligations (the "Treasury Obligations"); (ii) purchased and written "put" and "call" FLexible EXchange[R] Options ("FLEX Options") scheduled to expire on [_____________, 2018] (the "Option Expiration Date"); and (iii) cash to pay for fees and expenses of the Trust.

     The Trust seeks to provide returns or losses net of all estimated Trust fees and expenses based on the performance of the Reference Asset for units purchased at the Trust's inception date and held until the Mandatory Termination Date:

     o If at the Option Expiration Date the price of shares of the Reference Asset is greater than or equal to [__]% (the "Cap"), the amount returned from the FLEX Options and maturing principal from the Treasury Obligations over the life of the Trust is intended to be equal to $[__] per unit (a return of approximately [__]% on the initial public offering price of $[__] per unit (the "Capped Return").

     o If at the Option Expiration Date the price of shares of the Reference Asset is between [__]% and [__]%, the amount returned from the FLEX Options and the maturing principal from the Treasury Obligations over the life of the Trust is intended to be between $[__ and $__] per unit (a return of approximately [__]% to [__]% on the initial public offering price per unit of $[__]).

     o If at the Option Expiration Date the price of shares of the Reference Asset is between [__]% and [__]%, the amount returned from the FLEX Options and the maturing principal from the Treasury Obligations over the life of the Trust is intended to be $[__] per unit (a return of approximately [__]% on the initial public offering price per unit of $[__]) ("Buffered Return").

     o If at the Option Expiration Date the price of shares of the Reference Asset is less than [__]%, the amount returned from the FLEX Options and maturing principal from the Treasury Obligations over the life of the Trust is intended to be from $[__] down to $[__] (a return of approximately [__]% to [__]%) (the "Maximum Loss").

     The Trust may not be able to achieve the anticipated returns set forth in this Prospectus. The Trust's performance may be impacted by a variety of factors, including but not limited to redemption activity, unusual economic events, market movements and changes in the liquidity of the FLEX Options. The Sponsor's inability to maintain the proper ratios of the Treasury Obligations and the FLEX Options may significantly impact the Trust's ability to meet its investment objective or follow its principal investment strategy.

     The Treasury Obligations are scheduled to mature on [_____________, 2018], shortly before [_____________, 2018] (the "Mandatory Termination Date"). The FLEX Options expire shortly before the Mandatory Termination Date, with payouts at expiration calculated based on the performance of the Reference Asset relative to the price of shares of the Reference Asset on the Trust's inception date (the "Initial Reference Level"). Each FLEX Option entitles a purchaser the option to purchase (for the call options) or sell (for the put options) 100 shares of the Reference Asset at the strike price. The FLEX Options are intended to be liquidated as of the close of the market on the Option Expiration Date, rather than be exercised according to the FLEX Options' terms in order to avoid having the Trust receive shares of the Reference Asset or be obligated to deliver shares of the Reference Asset. Vest Financial, LLC ("Vest"), the Trust's portfolio consultant, determines the exact terms of the FLEX Options (e.g., strikes, maturities and notional investment amounts) intended to deliver a defined economic outcome for unitholders.

     The Trust will also keep cash in its portfolio in an amount sufficient to pay all estimated Trust fees and organization costs. The cash may be deposited on the Trust's inception date or may be from interest income received from the Treasury Obligations. The interest income from the Treasury Obligations is intended to be sufficient to pay for all estimated Trust operating expenses. The Sponsor expects that, under ordinary conditions, interest received on the Treasury Obligations will likely exceed Trust expenses and unitholders are likely to receive current income from the Trust. However, if Trust expenses exceed interest received on the Treasury Obligations due to significant redemptions or failure of the Trust to reach a certain size, then Sponsor may be required to sell Trust property to meet such expenses. In that case, the final distribution amount is expected to be less than described below. Fees and expenses are described below under "Fee Table."

     In addition, the Trust also provides a built-in trigger based on performance. If the per unit net asset value reaches or exceeds $[__] above its initial net asset value as calculated on the date of deposit, net of the sales charge and other related investment expenses, between [_______], 2016 and [_______], 2018, then the Trust will automatically liquidate its holdings. The day on which the performance trigger is implemented shall be referred to as the "Performance Trigger Day." The net proceeds from the liquidation may be more or less than the amount calculated on the Performance Trigger Day due to market conditions and because the trustee may be unable to liquidate the Trust's holdings at the same price used to calculate the net asset value on the Performance Trigger Day. Consequently, the net proceeds received by a unitholder may be greater or less than $[__] above the trust's initial net asset value as calculated on the date of deposit, net of the sales charge and other related investment expenses. The liquidation proceeds will then be returned to all unitholders on the settlement date.

     The maximum amount an investor who purchases units on the Trust's inception date and holds until the Mandatory Termination Date is intended to receive over the Trust's life is $[__] ([__]% of the unit price at inception). The Trust may experience substantial losses from the FLEX Options, and the FLEX Options may expire worthless. Investors may lose some or all of their investment. Even if the price of the Reference Asset increases significantly, unitholders will not receive a return on their investment in excess of the Capped Return.

                            Assets Held by the Trust

     The FLEX Options. The Trust's portfolio holds FLEX Options referred to as the Purchased Call Options (the "Purchased Options"), Written Put Options and Written Call Options. The Written Put Options and Written Call Options together constitute the "Written Options."

     The FLEX Options are European-style options, which means that they will be exercisable at the strike price only on the Option Expiration Date. FLEX Options are customized option contracts available through national securities exchanges that are guaranteed for settlement by the Options Clearing Corporation (the "OCC"), a market clearinghouse. The FLEX Options are listed on the Chicago Board Options Exchange (the "CBOE"). FLEX Options provide investors with the ability to customize assets and indices referenced by the options, exercise prices, exercise styles (i.e., American-style exercisable anytime prior to the expiration date or European-style exercisable only on the expiration date) and expiration dates, while achieving price discovery in competitive, transparent auctions markets and avoiding the counterparty exposure of over-the-counter options positions. The Trust is designed so that any amount owed by the Trust on the Written Options will be covered by payouts at expiration from the Purchased Options. The Trust receives premiums in exchange for the Written Options and pays premiums in exchange for the Purchased Options. The OCC and CBOE do not charge ongoing fees to writers or purchasers of the FLEX Options during their life for continuing to hold the option contracts. Because amounts owed on the Written Options will be covered by payouts at expiration from the Purchased Options, so long as the proportional relationship of the FLEX Options in the Trust's portfolio is maintained, the Trust will not be required to post any additional collateral for the FLEX Options during the life of the Trust.

     The OCC guarantees performance by each of the counterparties to the FLEX Options, becoming the "buyer for every seller and the seller for every buyer," protecting clearing members and options traders from counterparty risk. Subject to determination by the Securities Committee of the OCC, adjustments may be made to the FLEX Options for certain events (collectively "Corporate Actions") specified in the OCC's by-laws and rules: certain stock dividends or distributions, stock splits, reverse stock splits, rights offerings, distributions, reorganizations, recapitalizations, or reclassifications with respect to an underlying security, or a merger, consolidation, dissolution or liquidation of the issuer of the underlying security. According to the OCC's by-laws, the nature and extent of any such adjustment is to be determined by the OCC's Securities Committee, in light of the circumstances known to it at the time such determination is made, based on its judgment as to what is appropriate for the protection of investors and the public interest, taking into account such factors as fairness to holders and writers (or purchasers and sellers) of the affected options, the maintenance of a fair and orderly market in the affected options, consistency of interpretation and practice, efficiency of exercise settlement procedures, and the coordination with other clearing agencies of the clearance and settlement of transactions in the underlying interest.

     The description and terms of the FLEX Options to be entered into with the OCC are set forth in the by-laws and rules of the OCC. Please see www.optionsclearing.com for more information. The OCC's website is not considered part of this prospectus, nor is it incorporated by reference herein.

     Purchased Call Options. The "Purchased Call Options" are call options purchased by the Trust, each with a strike price at [__]% of the Initial Reference Level ("Purchased Call Option Strike Price"). If the price of shares of the Reference Asset as of the Option Expiration Date (the "Reference Asset Closing Value") is less than or equal to the Purchased Call Option Strike Price at the Option Expiration Date, the Purchased Call Options will expire without a payment being made to the Trust (i.e., the options will expire worthless). If the Reference Asset Closing Value is greater than the Purchased Call Option Strike Price, then the Purchased Call Options collectively provide for a per-unit dollar amount payment of [1] X (Reference Asset Closing Value - Purchased Call Option Strike Price)/Initial Reference Level to be made to the Trust on the Option Expiration Date corrected for any Corporate Actions.

     Written Put Options. The "Written Put Options" are put options for physical delivery purchased by the Trust each with a strike price at [__]% the Initial Reference Level ("Written Put Option Strike Price"). If the Reference Asset Closing Value is greater than or equal to the Written Put Option Strike Price at the Option Expiration Date, the Written Put Options will expire without a payment being made by the Trust. If the Reference Asset Closing Value is less than the Written Put Option Strike Price, then the Written Put Options collectively provide for a per-unit dollar amount payment of [__] X (Written Put Option Strike Price - Reference Asset Closing Value)/Initial Reference Level to be made by the Trust on the Option Expiration Date corrected for any Corporate Actions.

     Written Call Options. The "Written Call Options" are call options for physical delivery written by the Trust each with a strike price at approximately [__]% of the Initial Reference Level ("Written Call Option Strike Price"). If the value of the Reference Asset Closing Value is less than or equal to the Written Call Option Strike Price at the Option Expiration Date, the Written Call Options will expire without a payment being made by the Trust. If the Reference Asset Closing Value is greater than the Written Call Option Strike Price, then the Written Call Options collectively provide for a per unit dollar amount payment of [__] X (Reference Asset Closing Value - Written Call Option Strike Price)/Initial Reference Level to be made by the Trust on the Option Expiration Date corrected for any Corporate Actions.

                  The Reference Asset and the Underlying Index

     The Reference Asset is an exchange-traded fund that trades on the NYSE Arca, Inc. stock exchange under the ticker symbol IWM. The Reference Asset seeks to track the investment results of the Russell 2000[R] Index (the "Underlying Index"), which measures the performance of the small-capitalization U.S. equity securities. The components of the Underlying Index, and the degree to which these components represent certain industries, may change over time. The Underlying Index is reconstituted quarterly.

     The Reference Asset seeks to achieve its investment objective by holding a portfolio of the common stocks that are included in the Underlying Index, with the weight of each stock in its portfolio substantially corresponding to the weight of such stock in the Underlying Index. Although the Reference Asset may fail to own certain securities of the Underlying Index at any particular time, the Reference Asset generally will be substantially invested in securities of the Underlying Index, which should result in a close correspondence between the performance of the Underlying Index and the performance of the Reference Asset. The Reference Asset seeks to track the investment results of the Underlying Index before fees and expenses of the Reference Asset.

     The Sponsor has derived all information regarding the Reference Asset contained in this prospectus from the registration statement for the Reference Asset. Such information reflects the policies of, and is subject to change by, the adviser, BlackRock Fund Advisors ("BFA"). Information concerning the Reference Asset filed with the SEC can be located by reference to SEC file number 811-09729. The Sponsor has not undertaken any independent review or due diligence of the SEC filings by the issuer of the Reference Asset of any other publicly available information regarding such issuer. Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus.

     The summary information is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer or exchange-traded fund. [The Trust is not sponsored, endorsed, sold or promoted by iShares[R] Russell 2000 ETF or BFA.] Neither iShares[R] Russell 2000 ETF nor BFA has passed on the legality or suitability of, or the accuracy or adequacy of, descriptions and disclosures relating to the Trust or the FLEX Options. The iShares[R] Russell 2000 ETF and BFA make no representations or warranties, express or implied, regarding the advisability of investing in the Trust or the FLEX Options or results to be obtained by the Trust or the FLEX Options, unitholders or any other person or entity from use of the Reference Asset. The iShares[R] Russell 2000 ETF and BFA have no liability in connection with the management, administration, marketing or trading of the Trust or the FLEX Options.

                    Hypothetical Option Expiration Examples

     The following tables illustrate the payments on the FLEX Options and examples of hypothetical Trust returns and losses for units held from the Trust's inception date to the Mandatory Termination Date for transactional and fee-based accounts. The amounts shown for the "Hypothetical Amount per Unit at Trust Termination" reflect amounts to be distributed at the Mandatory Termination Date from the FLEX Options and maturing principal from the Treasury Obligations (which amounts do not represent a payment of interest from the Treasury Obligations, but a principal payment). These amounts do not reflect the interest income, if any, from the Treasury Obligations which is intended to be distributed to the Trust on the Mandatory Termination Date, nor the cash deposited in the Trust which is equal to the estimated fees and organization costs of the Trust.

     The examples are based on various hypothetical levels of "Reference Asset Returns" (Reference Asset Closing Value/Initial Reference Level - 100%) over the life of the Trust. Reference Asset Returns represent the percentage increase or decrease of the price of the Reference Asset from the time on the Trust's inception date when the Option strike prices are set to the close of the market on the Option Expiration Date.

     Negative values under "Hypothetical Return for Trust" indicate a loss on the units. The table below is a hypothetical illustration of the mathematical principles underlying the Trust's investment strategy. Estimated sales charges and organization costs are intended to be paid from an amount of cash to be deposited at the Trust's inception. Trust operating expenses are intended to be paid from interest income received from the Treasury Obligations. The illustration does not predict or project the performance of units, the Trust or the Trust's investment strategy. For an explanation of the Option computations, please refer to the discussion under "Principal Investment Strategy."

     The amount shown in the tables below under "Principal from Treasury Obligations per Unit" is the principal amount of the Treasury Obligations per unit, which will be received by the Trust and paid to investors at various points during the life of the Trust. The amount shown under "Hypothetical Amount per Unit" is the sum of the "Payment on Written Call Option at Expiration per Unit," "Payment on Purchased Call Options at Expiration per Unit" and "Principal from Treasury Obligations per Unit". The amount shown under "Hypothetical Total Return" is the "Hypothetical Amount per Unit" divided by the public offering price at inception. The Hypothetical Total Return reflects the payment of the sales charge, unitholder discounts, if any, and the creation and development fee, as set forth below. Amounts are rounded for ease of understanding. The actual amounts that you receive or actual losses that you experience may vary from these estimates with changes in expenses or a change in the proportional relationship of the Options and Treasury Obligations based on the number of Option contracts and Treasury Obligations.

Transactional Accounts:

                      Net         Principal                     Hypothetical
    Hypothetical Payments on        from                        Total Return
     Reference    Options at      Treasury       Hypothetical     (Negative
        Asset     Expiration     Obligations     Amount per   Amounts Indicate
       Return      per Unit  +    per Unit   =       Unit          Losses)
         50%                 +               =
         40%                 +               =
         30%                 +               =
         20%                 +               =
         10%                 +               =
          0%                 +               =
        -10%                 +               =
        -20%                 +               =
        -30%                 +               =
        -40%                 +               =
        -50%                 +               =
        -60%                 +               =
        -70%                 +               =
        -80%                 +               =
        -90%                 +               =
       -100%                 +               =
Fee-Based Accounts:
                      Net         Principal                     Hypothetical
    Hypothetical Payments on        from                        Total Return
     Reference    Options at      Treasury       Hypothetical     (Negative
        Asset     Expiration     Obligations     Amount per   Amounts Indicate
       Return      per Unit  +    per Unit   =       Unit          Losses)
         50%                 +               =
         40%                 +               =
         30%                 +               =
         20%                 +               =
         10%                 +               =
          0%                 +               =
        -10%                 +               =
        -20%                 +               =
        -30%                 +               =
        -40%                 +               =
        -50%                 +               =
        -60%                 +               =
        -70%                 +               =
        -80%                 +               =
        -90%                 +               =
       -100%                 +               =


            The tables above are provided for illustrative purposes
                           only and are hypothetical.

     Only the Hypothetical Amount per Unit levels over the public offering price represent a positive return on your investment for units purchased at the initial offering price per unit. Amounts below the public offering price for units purchased at the public offering price per unit represent a loss on your investment. The tables above do not purport to be representative of every possible scenario concerning increases or decreases in the price of shares of the Reference Asset. No one can predict the Reference Asset closing price. The assumptions made in connection with the examples may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset or the return on units. If the Trust is unable to maintain the proportional relationship between the FLEX Options and Treasury Obligations in the Trust based on the number of FLEX Option contracts and Treasury Obligations, it will not be able to generate the "Hypothetical Total Return for Trust" levels shown above or achieve its objective. A failure to maintain the proportional relationship between the FLEX Options based on the number of FLEX Option contracts in the Trust may result in lower or higher returns or losses than the Hypothetical Total Return for Trust and may increase the level of risk of an investment in units. Investors may lose some or all of their investment.

     These examples do not attempt to present all possible payments, returns or losses at expiration of the FLEX Options or termination of the Trust and do not present any projection of actual trust performance. These examples are merely intended to illustrate the operation of the FLEX Options at the scheduled expiration and the return on the FLEX Options and maturity proceeds from Treasury Obligations per unit that the Trust would receive or pay in certain situations at the scheduled expiration of the FLEX Options and maturity dates of the Treasury Obligations. These examples also illustrate how the returns on the Trust from the FLEX Options, Treasury Obligations and cash equivalents vary depending on the performance of the Reference Asset.

     Transactional Accounts

     For example, if the Hypothetical Reference Asset Return were [__]%, then:

     o At the Mandatory Termination Date, the Trust would receive a net payment on the FLEX Options and Treasury Obligations of approximately $[__] per unit consisting of:

          o no payment being made with respect to the Written Put Options or Written Put Options, as they would expire worthless;

          o the Trust receiving a payment of $[__] on the Purchased Call Option; and

          o principal from the maturing Treasury Obligations of $[__ per unit]; therefore,

          o the hypothetical termination date return for the Trust would be [__]%.

     o Approximately $[__] cash per unit would remain after paying sales charges and organization costs.

     o Interest income (less Trust expenses), if any, would be distributed on the Mandatory Termination Date from the Treasury Obligations.

     If the Hypothetical Reference Asset Return were [__]%, then over the life of the Trust:

     o At Mandatory Termination Date, the Trust would receive a net payment on the FLEX Options and Treasury Obligations of approximately $[__] per unit consisting of:

          o    the Trust making a payment of $[__] on the Written Put Option;

          o no payment being made with respect to the Purchased Call Options or Written Call Options as they would expire worthless; and

          o principal from the maturing Treasury Obligations of $[__ per unit]; therefore,

          o the hypothetical termination date return for the Trust would be [__]%.

     o Approximately $[__] cash per unit would remain after paying sales charges and organization costs.

     o Interest income (less Trust expenses), if any, would be distributed on the Mandatory Termination Date from the Treasury Obligations.

     If the Hypothetical Reference Asset Return were [__]%, then over the life of the Trust:

     o At the Mandatory Termination Date, the Trust would receive a net payment on the FLEX Options and Treasury Obligations of approximately $[__] per unit consisting of:


          o    the Trust making a payment of $[__] on the Written Call Option;

          o the Trust receiving a payment of $[__] on the Purchased Call Option; and

     o No payment being made with respect to the Written Put Options as the would expire worthless; and

          o principal from the maturing Treasury Obligations of $[__ per unit]; therefore,

          o the hypothetical termination date return for the Trust would be [__]%.

     o Approximately $[__] cash per unit would remain after paying sales charges and organization costs.

     o Interest income (less Trust expenses), if any, would be distributed on the Mandatory Termination Date from the Treasury Obligations.

     Fee-Based Accounts

     For example, if the Hypothetical Reference Asset Return were [__]%, then:

     o At the Mandatory Termination Date, the Trust would receive a net payment on the FLEX Options and Treasury Obligations of approximately $[__] per unit consisting of:

          o no payment being made with respect to the Written Put Options or Written Put Options, as they would expire worthless;


          o the Trust receiving a payment of $[__] on the Purchased Call Option; and

          o principal from the maturing Treasury Obligations of $[__ per unit]; therefore,

          o the hypothetical termination date return for the Trust would be [__]%.

     o Approximately $[__] cash per unit would remain after paying sales charges and organization costs.

     o Interest income (less Trust expenses), if any, would be distributed on the Mandatory Termination Date from the Treasury Obligations.

     If the Hypothetical Reference Asset Return were [__]%, then over the life of the Trust:

     o At Mandatory Termination Date, the Trust would receive a net payment on the FLEX Options and Treasury Obligations of approximately $[__] per unit consisting of:

          o    the Trust making a payment of $[__] on the Written Put Option;

          o no payment being made with respect to the Purchased Call Options or Written Call Options as they would expire worthless; and

          o principal from the maturing Treasury Obligations of $[__ per unit]; therefore,

          o the hypothetical termination date return for the Trust would be [__]%.

     o Approximately $[__] cash per unit would remain after paying sales charges and organization costs.

     o Interest income (less Trust expenses), if any, would be distributed on the Mandatory Termination Date from the Treasury Obligations.

     If the Hypothetical Reference Asset Return were [__]%, then over the life of the Trust:

     o At the Mandatory Termination Date, the Trust would receive a net payment on the FLEX Options and Treasury Obligations of approximately $[__] per unit consisting of:

          o    the Trust making a payment of $[__] on the Written Call Option;

          o the Trust receiving a payment of $[__] on the Purchased Call Option; and

     o No payment being made with respect to the Written Put Options as the would expire worthless; and

          o principal from the maturing Treasury Obligations of $[__ per unit]; therefore,

          o the hypothetical termination date return for the Trust would be [__]%.

     o Approximately $[__] cash per unit would remain after paying sales charges and organization costs.

     o Interest income (less Trust expenses), if any, would be distributed on the Mandatory Termination Date from the Treasury Obligations.

     These examples assume that the units were purchased at the Trust's inception and held until the Termination Date and that the FLEX Options are held by the Trust to the Option Expiration Date on [______, 2018].

     These examples do not show the past performance of the Reference Asset or any investment. These examples are for illustrative purposes only and are not intended to be indicative of future results of the Reference Asset, the FLEX Options or the Trust's units. The examples only illustrate payments related to the FLEX Options at the scheduled FLEX Option expiration and hypothetical performance of the Trust's assets. You may realize a return or loss that is higher or lower than the intended returns or losses as a result of redeeming units prior to the Mandatory Termination Date, where FLEX Options or Treasury Obligations are otherwise liquidated by the Trust prior to expiration, if the Trust is unable to maintain the proportional relationship of the FLEX Options or Treasury Obligations based on the number of FLEX Option contracts and Treasury Obligations in the Trust's portfolio, if a Corporate Action occurs with respect to the Reference Asset, or if there are increases in potential tax-related expenses and other expenses of the Trust above estimated levels.

                        Reference Asset Past Performance

     The Sponsor has obtained the historical trading price information about the Reference Asset in the chart and the graph below from publicly available sources. The Sponsor has not independently verified the accuracy or completeness of the information obtained from publicly available sources.

     The historical prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Reference Asset Closing Value. The Sponsor cannot assure you that the performance of the Reference Asset will result in the return of any of your investment.

     The following table sets forth the high and low closing prices of the Reference Asset, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter Ending     Quarterly Close Quarterly High Quarterly Low
March 31, 2007           79.51          $82.39         $75.17
June 30, 2007            82.96          $84.79         $80.30
September 30, 2007       80.04          $85.74         $75.20
December 31, 2007        75.92          $84.18         $73.02
March 31, 2008           68.29          $75.92         $64.50
June 30, 2008            69.05          $76.20         $68.53
September 30, 2008       68.00          $75.30         $65.05
December 31, 2008        49.24          $56.98         $38.53
March 31, 2009           42.05          $51.25         $34.39
June 30, 2009            51.08          $53.20         $43.26
September 30, 2009       60.24          $62.02         $47.87
December 31, 2009        62.44          $63.36         $56.22
March 31, 2010           67.80          $69.23         $58.68
June 30, 2010            61.12          $74.13         $61.12
September 30, 2010       67.50          $67.67         $59.63
December 31, 2010        78.24          $79.20         $68.41
March 31, 2011           84.17          $84.17         $77.19
June 30, 2011            82.80          $94.35         $77.77
September 30, 2011       64.30          $85.65         $64.25
December 31, 2011        73.75          $76.38         $64.80
March 31, 2012           82.81          $84.41         $73.69
June 30, 2012            79.56          $83.27         $73.64
September 30, 2012       83.44          $86.40         $76.68
December 31, 2012        84.32          $84.66         $76.88
March 31, 2013           94.43          $94.80         $82.53
June 30, 2013            97.00          $99.51         $89.58
September 30, 2013      106.61         $107.09         $97.00
December 31, 2013       115.36         $115.36        $103.64
March 31, 2014          116.34         $119.83        $108.65
June 30, 2014           118.81         $118.81        $108.88
September 30, 2014      109.35         $120.02        $109.35
December 31, 2014       119.62         $121.05        $104.32
March 31, 2015          124.37         $125.99        $114.83
June 30, 2015           124.86         $129.01        $120.85

             PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

     The following graph sets forth the historical performance of the Reference Asset based on the daily closing prices from [January 2, 2004] through [June 30, 2015]. The closing price of the Reference Asset on [June 30, 2015] was $[124.86].

                   Historical Performance of Reference Asset


                Date              IWM US Equity
--------------------------------------------------------------------------------

                Jan-04                 56.00
                                       56.65
                                       56.58
                                       57.18
                                       57.61
                                       57.15
                                       58.22
                                       57.98
                                       58.28
                                       58.43
                                       58.75
                                       59.46
                                       59.38
                                       59.04
                                       59.36
                                       59.95
                                       59.20
                                       58.28
                                       57.73
                                       57.80
                                       57.95
                                       57.63
                                       56.20
                                       56.73
                                       58.16
                                       58.28
                                       58.98
                                       59.34
                                       58.93
                                       58.33
                                       59.35
                                       58.92
                                       57.88
                                       57.78
                                       56.91
                                       56.90
                                       57.70
                                       58.05
                                       58.35
                                       59.28
                                       58.81
                                       58.87
                                       59.61
                                       59.75
                                       58.90
                                       58.40
                                       57.18
                                       56.60
                                       58.13
                                       56.63
                                       56.65
                                       57.70
                                       57.35
                                       56.85
                                       55.76
                                       55.85
                                       55.78
                                       57.06
                                       57.10
                                       58.20
                                       58.67
                                       58.80
                                       59.45
                                       60.20
                                       60.38
                                       59.64
                                       60.09
                                       59.56
                                       59.71
                                       58.32
                                       58.14
                                       57.69
                                       58.13
                                       58.56
                                       57.27
                                       58.20
                                       59.00
                                       58.88
                                       59.00
                                       58.85
                                       57.62
                                       56.48
                                       55.56
                                       56.29
                                       56.60
                                       56.85
                                       56.02
                                       54.43
                                       53.46
                                       54.63
                                       55.04
                                       54.29
                                       54.08
                                       53.56
                                       54.17
                                       53.78
                                       53.89
                                       54.40
                                       55.10
                                       56.25
                                       56.64
                                       56.65
                                       56.75
                                       57.29
                                       57.10
                                       56.00
                                       56.70
                                       57.73
                                       57.67
                                       56.63
                                       56.85
                                       55.74
                                       56.75
                                       56.86
                                       56.72
                                       56.91
                                       56.69
                                       57.13
                                       57.99
                                       57.78
                                       58.30
                                       58.18
                                       58.67
                                       59.00
                                       57.92
                                       58.10
                                       57.06
                                       56.99
                                       55.96
                                       56.33
                                       56.00
                                       56.08
                                       55.75
                                       55.88
                                       55.25
                                       55.18
                                       56.28
                                       54.51
                                       54.60
                                       53.82
                                       53.12
                                       54.11
                                       54.06
                                       54.70
                                       55.00
                                       54.80
                                       54.02
                                       53.97
                                       52.98
                                       51.87
                                       51.70
                                       52.51
                                       52.44
                                       51.69
                                       51.68
                                       52.56
                                       52.89
                                       54.02
                                       53.56
                                       54.51
                                       54.31
                                       54.46
                                       54.68
                                       54.45
                                       54.88
                                       54.26
                                       54.17
                                       55.13
                                       56.10
                                       55.48
                                       56.18
                                       55.88
                                       56.34
                                       56.86
                                       57.17
                                       57.05
                                       56.71
                                       57.32
                                       57.22
                                       56.96
                                       57.39
                                       56.42
                                       56.37
                                       56.34
                                       55.74
                                       56.40
                                       56.93
                                       56.93
                                       58.36
                                       58.69
                                       58.64
                                       59.02
                                       58.03
                                       57.30
                                       57.57
                                       57.44
                                       56.60
                                       56.23
                                       56.81
                                       57.05
                                       56.46
                                       56.76
                                       57.48
                                       56.50
                                       57.10
                                       57.85
                                       58.42
                                       58.20
                                       58.10
                                       58.56
                                       58.33
                                       59.27
                                       59.99
                                       60.26
                                       60.05
                                       60.27
                                       60.70
                                       61.30
                                       61.93
                                       62.28
                                       61.73
                                       62.06
                                       61.96
                                       61.30
                                       61.95
                                       62.34
                                       62.71
                                       62.75
                                       62.98
                                       63.44
                                       64.03
                                       63.94
                                       63.82
                                       63.52
                                       62.41
                                       63.10
                                       62.62
                                       63.10
                                       63.79
                                       64.14
                                       64.67
                                       64.17
                                       63.91
                                       63.83
                                       64.51
                                       64.63
                                       64.59
                                       64.18
                                       65.03
                                       65.02
                                       64.79
                                       64.75
                Jan-05                 63.91
                                       62.54
                                       61.29
                                       61.62
                                       60.93
                                       61.55
                                       60.80
                                       61.05
                                       60.87
                                       61.45
                                       62.18
                                       61.29
                                       60.92
                                       60.78
                                       60.32
                                       60.47
                                       61.28
                                       61.45
                                       61.40
                                       62.12
                                       62.47
                                       62.95
                                       62.61
                                       63.39
                                       63.38
                                       63.53
                                       62.18
                                       62.29
                                       63.30
                                       63.25
                                       63.30
                                       63.49
                                       62.93
                                       62.78
                                       61.55
                                       61.92
                                       62.50
                                       63.54
                                       63.14
                                       63.63
                                       63.51
                                       63.57
                                       64.35
                                       64.19
                                       63.58
                                       62.86
                                       62.59
                                       62.54
                                       63.01
                                       62.59
                                       62.24
                                       62.24
                                       61.90
                                       61.98
                                       61.55
                                       61.10
                                       61.05
                                       61.08
                                       60.20
                                       61.09
                                       61.08
                                       60.82
                                       61.05
                                       61.16
                                       61.35
                                       61.59
                                       60.65
                                       60.35
                                       60.92
                                       59.83
                                       58.63
                                       57.82
                                       58.19
                                       59.15
                                       58.23
                                       59.65
                                       58.69
                                       59.23
                                       58.39
                                       58.37
                                       56.88
                                       57.62
                                       58.21
                                       58.50
                                       59.15
                                       59.14
                                       59.35
                                       59.92
                                       59.21
                                       59.24
                                       58.30
                                       58.09
                                       58.99
                                       59.34
                                       60.53
                                       60.68
                                       60.60
                                       61.00
                                       60.75
                                       60.30
                                       61.14
                                       61.48
                                       61.35
                                       62.04
                                       62.21
                                       61.76
                                       61.99
                                       62.11
                                       61.72
                                       62.32
                                       62.45
                                       62.73
                                       63.27
                                       63.44
                                       64.06
                                       64.02
                                       63.68
                                       63.86
                                       64.01
                                       62.88
                                       62.21
                                       62.37
                                       63.34
                                       63.84
                                       63.70
                                       63.98
                                       64.99
                                       64.40
                                       64.58
                                       65.97
                                       66.78
                                       66.57
                                       66.42
                                       65.94
                                       66.00
                                       65.62
                                       66.54
                                       67.35
                                       66.30
                                       67.32
                                       66.88
                                       67.08
                                       67.27
                                       67.96
                                       67.89
                                       67.86
                                       68.37
                                       68.03
                                       66.89
                                       65.97
                                       65.74
                                       65.84
                                       65.75
                                       66.32
                                       65.52
                                       66.22
                                       65.06
                                       64.98
                                       64.77
                                       65.11
                                       65.48
                                       65.47
                                       65.21
                                       65.57
                                       64.50
                                       65.37
                                       65.08
                                       66.53
                                       66.53
                                       66.17
                                       67.16
                                       67.36
                                       66.98
                                       67.39
                                       67.69
                                       67.17
                                       66.40
                                       66.17
                                       66.94
                                       66.62
                                       65.66
                                       64.60
                                       64.93
                                       65.18
                                       65.62
                                       65.40
                                       65.31
                                       66.03
                                       66.39
                                       66.79
                                       65.78
                                       64.10
                                       63.53
                                       64.10
                                       63.38
                                       62.50
                                       61.62
                                       61.87
                                       62.91
                                       63.02
                                       62.17
                                       63.51
                                       62.33
                                       63.02
                                       64.40
                                       63.85
                                       63.52
                                       62.19
                                       63.06
                                       63.78
                                       64.10
                                       65.39
                                       65.62
                                       65.48
                                       65.72
                                       65.48
                                       65.70
                                       66.05
                                       66.43
                                       66.19
                                       65.23
                                       65.25
                                       66.38
                                       66.89
                                       67.57
                                       67.93
                                       68.01
                                       67.96
                                       67.06
                                       67.16
                                       67.45
                                       68.55
                                       68.82
                                       68.33
                                       68.54
                                       68.12
                                       68.30
                                       68.64
                                       68.85
                                       68.86
                                       68.78
                                       68.08
                                       67.84
                                       67.00
                                       66.98
                                       67.79
                                       67.97
                                       68.13
                                       67.11
                                       67.51
                                       67.15
                                       66.72
                Jan-06                 68.05
                                       68.42
                                       68.79
                                       69.61
                                       70.07
                                       70.70
                                       70.58
                                       70.33
                                       70.36
                                       70.03
                                       69.91
                                       71.00
                                       70.19
                                       70.41
                                       71.20
                                       71.38
                                       72.41
                                       72.77
                                       72.56
                                       72.35
                                       73.10
                                       72.00
                                       71.78
                                       72.42
                                       71.25
                                       71.70
                                       71.33
                                       71.18
                                       70.71
                                       71.53
                                       72.16
                                       72.80
                                       72.65
                                       72.33
                                       72.82
                                       72.77
                                       73.35
                                       73.55
                                       72.58
                                       73.90
                                       73.59
                                       73.22
                                       72.65
                                       71.60
                                       71.85
                                       71.22
                                       72.32
                                       72.47
                                       73.27
                                       73.94
                                       73.77
                                       74.07
                                       74.03
                                       73.00
                                       74.13
                                       74.45
                                       74.90
                                       74.91
                                       74.52
                                       75.90
                                       75.70
                                       75.97
                                       75.34
                                       75.68
                                       76.07
                                       76.23
                                       75.01
                                       74.93
                                       73.60
                                       74.37
                                       74.56
                                       74.61
                                       76.70
                                       77.26
                                       76.85
                                       76.68
                                       76.07
                                       76.12
                                       76.06
                                       75.43
                                       76.20
                                       75.26
                                       76.29
                                       76.16
                                       77.09
                                       77.52
                                       77.63
                                       77.52
                                       77.05
                                       75.31
                                       73.50
                                       73.17
                                       73.29
                                       71.95
                                       71.27
                                       71.90
                                       71.10
                                       70.18
                                       70.72
                                       72.21
                                       72.64
                                       70.64
                                       71.87
                                       73.27
                                       73.22
                                       71.09
                                       70.79
                                       70.10
                                       70.16
                                       69.54
                                       67.94
                                       66.65
                                       67.45
                                       69.76
                                       68.85
                                       67.50
                                       67.42
                                       68.60
                                       68.24
                                       68.65
                                       69.50
                                       68.30
                                       68.60
                                       71.25
                                       71.73
                                       72.63
                                       71.57
                                       71.55
                                       70.49
                                       70.50
                                       71.12
                                       69.65
                                       68.07
                                       67.53
                                       67.44
                                       67.90
                                       69.50
                                       67.72
                                       66.75
                                       68.88
                                       69.05
                                       68.90
                                       68.24
                                       69.67
                                       69.68
                                       68.59
                                       69.50
                                       70.34
                                       69.62
                                       69.35
                                       68.39
                                       67.70
                                       68.30
                                       67.60
                                       68.00
                                       69.42
                                       70.42
                                       70.53
                                       70.94
                                       70.18
                                       70.41
                                       69.60
                                       69.48
                                       69.60
                                       70.34
                                       71.25
                                       71.80
                                       71.77
                                       71.82
                                       72.47
                                       70.93
                                       70.30
                                       70.57
                                       70.48
                                       72.14
                                       72.75
                                       72.49
                                       72.66
                                       72.64
                                       72.32
                                       73.29
                                       72.50
                                       71.54
                                       72.39
                                       72.39
                                       72.92
                                       72.63
                                       72.00
                                       71.32
                                       71.22
                                       72.95
                                       73.88
                                       73.50
                                       74.06
                                       74.10
                                       73.81
                                       75.30
                                       75.90
                                       76.35
                                       75.97
                                       75.98
                                       76.35
                                       75.60
                                       75.75
                                       75.90
                                       76.40
                                       77.04
                                       76.14
                                       76.47
                                       76.23
                                       74.58
                                       74.47
                                       74.83
                                       75.70
                                       76.20
                                       76.59
                                       75.89
                                       76.52
                                       76.63
                                       78.11
                                       78.70
                                       78.64
                                       78.59
                                       78.70
                                       78.83
                                       78.92
                                       78.56
                                       76.80
                                       77.06
                                       78.06
                                       78.07
                                       77.78
                                       79.32
                                       79.38
                                       79.11
                                       78.77
                                       78.78
                                       78.98
                                       78.55
                                       78.65
                                       78.97
                                       78.90
                                       77.91
                                       77.86
                                       77.98
                                       77.62
                                       77.11
                                       78.21
                                       79.14
                                       78.78
                                       78.03
                Jan-07                 78.16
                                       78.37
                                       76.73
                                       76.43
                                       77.15
                                       77.75
                                       78.23
                                       78.98
                                       78.45
                                       78.11
                                       77.46
                                       77.76
                                       77.19
                                       77.92
                                       78.77
                                       77.78
                                       78.07
                                       78.75
                                       79.18
                                       79.35
                                       80.20
                                       80.25
                                       80.24
                                       80.44
                                       81.18
                                       81.05
                                       80.22
                                       80.02
                                       80.68
                                       80.75
                                       80.77
                                       81.17
                                       81.90
                                       82.10
                                       82.39
                                       81.95
                                       81.75
                                       78.05
                                       78.83
                                       78.43
                                       76.80
                                       75.17
                                       77.07
                                       76.97
                                       78.01
                                       78.26
                                       78.40
                                       76.39
                                       77.25
                                       77.80
                                       77.37
                                       78.25
                                       78.84
                                       80.34
                                       80.27
                                       80.24
                                       80.02
                                       79.63
                                       79.22
                                       79.18
                                       79.51
                                       79.75
                                       80.53
                                       80.57
                                       80.44
                                       80.57
                                       80.80
                                       80.30
                                       80.84
                                       81.40
                                       82.45
                                       82.26
                                       81.78
                                       81.36
                                       82.31
                                       82.21
                                       82.29
                                       82.53
                                       83.17
                                       82.48
                                       80.74
                                       81.14
                                       82.15
                                       82.29
                                       82.87
                                       82.59
                                       82.29
                                       82.62
                                       81.54
                                       82.30
                                       81.70
                                       80.98
                                       81.43
                                       80.78
                                       81.73
                                       82.76
                                       83.33
                                       83.00
                                       82.00
                                       82.50
                                       83.33
                                       83.80
                                       84.20
                                       84.70
                                       84.79
                                       84.45
                                       83.51
                                       81.84
                                       82.85
                                       82.87
                                       81.51
                                       82.59
                                       83.34
                                       84.33
                                       84.17
                                       84.39
                                       82.93
                                       83.49
                                       82.92
                                       82.49
                                       81.74
                                       83.55
                                       83.42
                                       82.96
                                       83.99
                                       84.36
                                       84.47
                                       84.80
                                       85.74
                                       83.21
                                       83.83
                                       84.82
                                       84.94
                                       84.48
                                       84.57
                                       84.24
                                       84.58
                                       83.20
                                       82.98
                                       81.00
                                       80.70
                                       78.46
                                       76.63
                                       77.96
                                       77.10
                                       77.52
                                       78.13
                                       75.38
                                       76.03
                                       77.20
                                       79.55
                                       77.69
                                       78.06
                                       77.67
                                       76.31
                                       75.20
                                       76.75
                                       78.41
                                       78.47
                                       78.69
                                       79.63
                                       78.61
                                       79.63
                                       78.61
                                       76.55
                                       78.56
                                       78.03
                                       78.74
                                       79.75
                                       79.01
                                       79.03
                                       77.66
                                       76.77
                                       77.99
                                       77.56
                                       77.70
                                       78.09
                                       77.26
                                       80.52
                                       81.61
                                       80.79
                                       80.96
                                       80.34
                                       79.82
                                       80.55
                                       81.00
                                       80.04
                                       82.03
                                       82.56
                                       82.32
                                       82.51
                                       84.13
                                       83.50
                                       84.18
                                       84.11
                                       83.16
                                       83.82
                                       83.05
                                       81.94
                                       82.24
                                       82.12
                                       79.09
                                       80.76
                                       81.30
                                       80.86
                                       80.66
                                       82.01
                                       81.92
                                       81.27
                                       82.32
                                       79.14
                                       79.53
                                       78.48
                                       79.96
                                       77.48
                                       77.71
                                       76.85
                                       76.11
                                       78.47
                                       78.16
                                       76.87
                                       76.17
                                       74.66
                                       75.01
                                       73.50
                                       75.06
                                       73.02
                                       73.95
                                       76.75
                                       76.21
                                       76.58
                                       75.75
                                       75.00
                                       76.44
                                       78.25
                                       78.36
                                       79.11
                                       76.33
                                       76.91
                                       76.49
                                       75.00
                                       73.85
                                       75.17
                                       75.63
                                       76.84
                                       78.60
                                       79.17
                                       79.54
                                       77.39
                                       76.56
                                       75.92
                Jan-08                 75.16
                                       74.33
                                       72.09
                                       72.25
                                       70.02
                                       70.73
                                       71.67
                                       70.22
                                       70.80
                                       69.54
                                       69.57
                                       67.88
                                       67.22
                                       66.74
                                       69.02
                                       68.97
                                       68.47
                                       69.92
                                       70.10
                                       69.22
                                       70.94
                                       72.63
                                       71.79
                                       69.95
                                       68.96
                                       70.11
                                       69.67
                                       69.58
                                       70.41
                                       71.85
                                       70.18
                                       69.87
                                       70.73
                                       70.77
                                       69.39
                                       69.37
                                       70.77
                                       71.43
                                       71.40
                                       70.32
                                       68.86
                                       68.20
                                       67.80
                                       68.45
                                       66.17
                                       65.96
                                       64.50
                                       67.30
                                       66.52
                                       67.88
                                       66.14
                                       65.06
                                       68.05
                                       66.30
                                       67.48
                                       69.99
                                       70.22
                                       69.64
                                       69.09
                                       68.19
                                       68.29
                                       70.79
                                       70.96
                                       71.15
                                       71.16
                                       70.96
                                       71.02
                                       69.81
                                       70.47
                                       68.74
                                       68.53
                                       69.01
                                       71.20
                                       70.92
                                       71.67
                                       71.68
                                       70.50
                                       70.55
                                       71.23
                                       71.90
                                       72.38
                                       71.74
                                       71.40
                                       72.75
                                       72.52
                                       72.27
                                       72.86
                                       71.56
                                       71.71
                                       71.50
                                       73.07
                                       73.49
                                       73.40
                                       73.55
                                       73.95
                                       73.97
                                       73.70
                                       72.65
                                       73.17
                                       72.21
                                       73.32
                                       73.66
                                       74.41
                                       74.67
                                       73.99
                                       73.84
                                       74.30
                                       76.20
                                       73.92
                                       73.68
                                       73.14
                                       71.87
                                       72.02
                                       73.32
                                       73.78
                                       73.72
                                       73.13
                                       73.74
                                       72.57
                                       71.89
                                       70.70
                                       71.50
                                       69.66
                                       69.70
                                       69.05
                                       69.10
                                       66.91
                                       66.32
                                       65.69
                                       68.07
                                       66.25
                                       66.90
                                       67.27
                                       66.16
                                       65.88
                                       68.30
                                       68.40
                                       68.88
                                       69.72
                                       71.47
                                       71.93
                                       70.11
                                       70.68
                                       69.48
                                       71.18
                                       71.61
                                       71.32
                                       71.41
                                       70.75
                                       71.96
                                       72.32
                                       71.24
                                       73.12
                                       74.87
                                       74.31
                                       74.58
                                       75.30
                                       75.10
                                       74.13
                                       72.90
                                       73.00
                                       72.16
                                       73.68
                                       72.06
                                       72.17
                                       73.03
                                       74.51
                                       73.87
                                       73.85
                                       74.15
                                       71.82
                                       71.64
                                       72.48
                                       70.81
                                       71.47
                                       71.92
                                       72.25
                                       69.01
                                       71.00
                                       67.80
                                       71.80
                                       75.00
                                       71.95
                                       70.99
                                       69.94
                                       70.30
                                       70.63
                                       65.05
                                       68.00
                                       67.02
                                       63.58
                                       62.70
                                       59.72
                                       55.80
                                       54.46
                                       49.99
                                       52.45
                                       56.98
                                       55.38
                                       50.41
                                       53.71
                                       52.45
                                       54.69
                                       53.18
                                       50.51
                                       48.99
                                       47.17
                                       44.86
                                       48.45
                                       48.70
                                       51.43
                                       53.75
                                       53.82
                                       54.44
                                       51.59
                                       49.59
                                       50.62
                                       49.45
                                       48.38
                                       45.56
                                       49.31
                                       45.64
                                       45.25
                                       45.03
                                       41.36
                                       38.53
                                       40.64
                                       43.50
                                       44.22
                                       46.87
                                       47.34
                                       42.02
                                       44.23
                                       45.57
                                       44.06
                                       46.10
                                       48.14
                                       46.65
                                       47.75
                                       45.33
                                       46.89
                                       45.38
                                       48.33
                                       48.77
                                       48.46
                                       48.70
                                       47.76
                                       46.71
                                       46.88
                                       47.55
                                       46.82
                                       48.12
                                       49.24
                Jan-09                 50.22
                                       50.40
                                       51.25
                                       49.74
                                       49.98
                                       48.13
                                       46.70
                                       47.32
                                       45.24
                                       45.97
                                       46.48
                                       43.33
                                       45.49
                                       44.17
                                       44.39
                                       44.89
                                       45.38
                                       47.25
                                       45.40
                                       44.48
                                       44.84
                                       45.16
                                       44.83
                                       45.35
                                       46.96
                                       46.75
                                       44.59
                                       44.76
                                       45.14
                                       44.67
                                       42.90
                                       42.29
                                       41.70
                                       41.14
                                       39.56
                                       41.02
                                       40.17
                                       39.42
                                       39.15
                                       36.94
                                       36.24
                                       36.99
                                       35.02
                                       35.20
                                       34.39
                                       36.63
                                       36.68
                                       38.96
                                       39.37
                                       38.66
                                       40.45
                                       41.85
                                       41.41
                                       39.98
                                       43.38
                                       41.56
                                       42.73
                                       44.38
                                       42.89
                                       41.66
                                       42.05
                                       42.78
                                       44.92
                                       45.63
                                       44.85
                                       43.26
                                       44.06
                                       46.64
                                       46.66
                                       45.31
                                       46.00
                                       47.33
                                       47.75
                                       45.30
                                       46.87
                                       46.86
                                       46.75
                                       47.62
                                       47.11
                                       47.18
                                       48.97
                                       48.52
                                       48.82
                                       50.60
                                       50.35
                                       50.49
                                       49.30
                                       51.01
                                       50.26
                                       49.55
                                       47.28
                                       47.94
                                       47.76
                                       49.36
                                       49.38
                                       48.92
                                       48.29
                                       47.79
                                       50.07
                                       49.10
                                       49.16
                                       50.17
                                       52.13
                                       52.78
                                       52.43
                                       53.18
                                       53.20
                                       52.57
                                       52.81
                                       52.60
                                       52.62
                                       52.78
                                       51.36
                                       50.50
                                       50.77
                                       51.00
                                       51.31
                                       49.49
                                       49.09
                                       49.62
                                       51.05
                                       51.23
                                       51.23
                                       51.08
                                       51.87
                                       49.91
                                       49.47
                                       48.40
                                       48.07
                                       47.87
                                       48.10
                                       49.26
                                       49.55
                                       51.46
                                       52.10
                                       51.90
                                       52.54
                                       52.45
                                       52.86
                                       54.53
                                       54.81
                                       55.09
                                       55.12
                                       54.84
                                       55.80
                                       55.57
                                       56.54
                                       57.11
                                       56.54
                                       55.75
                                       57.09
                                       57.19
                                       56.27
                                       57.12
                                       57.59
                                       56.41
                                       54.82
                                       55.55
                                       56.23
                                       56.84
                                       58.15
                                       58.13
                                       58.38
                                       58.51
                                       58.42
                                       58.05
                                       57.20
                                       55.92
                                       55.64
                                       56.26
                                       57.05
                                       57.68
                                       58.67
                                       59.40
                                       59.42
                                       60.05
                                       60.54
                                       61.79
                                       61.66
                                       61.91
                                       61.74
                                       62.02
                                       61.43
                                       60.20
                                       59.83
                                       61.26
                                       60.99
                                       60.24
                                       58.44
                                       58.00
                                       59.04
                                       60.14
                                       60.16
                                       60.71
                                       61.42
                                       61.43
                                       61.17
                                       62.34
                                       62.30
                                       61.68
                                       62.19
                                       61.33
                                       60.50
                                       61.34
                                       60.06
                                       59.52
                                       58.79
                                       56.83
                                       57.91
                                       56.33
                                       56.22
                                       57.07
                                       56.25
                                       58.04
                                       58.08
                                       59.22
                                       58.85
                                       59.26
                                       58.17
                                       58.73
                                       60.28
                                       60.28
                                       60.16
                                       58.66
                                       58.59
                                       59.61
                                       59.34
                                       59.33
                                       57.58
                                       58.09
                                       58.99
                                       59.69
                                       58.96
                                       60.42
                                       60.51
                                       60.04
                                       59.85
                                       59.61
                                       60.17
                                       61.08
                                       60.91
                                       61.30
                                       60.62
                                       61.18
                                       61.99
                                       62.57
                                       63.12
                                       63.36
                                       63.26
                                       63.23
                                       63.19
                                       62.44
                Jan-10                 63.98
                                       63.76
                                       63.70
                                       64.17
                                       64.52
                                       64.26
                                       63.56
                                       64.38
                                       64.62
                                       63.68
                                       64.85
                                       63.91
                                       62.86
                                       61.73
                                       61.80
                                       61.19
                                       61.84
                                       60.78
                                       60.11
                                       60.82
                                       61.49
                                       61.08
                                       59.04
                                       59.27
                                       58.68
                                       59.49
                                       59.63
                                       60.58
                                       61.02
                                       62.05
                                       62.47
                                       62.98
                                       63.06
                                       63.25
                                       62.51
                                       63.04
                                       63.06
                                       62.80
                                       64.26
                                       64.75
                                       65.12
                                       65.29
                                       66.62
                                       66.74
                                       66.98
                                       67.55
                                       67.75
                                       67.72
                                       67.49
                                       68.07
                                       68.47
                                       68.26
                                       67.41
                                       68.36
                                       69.23
                                       68.27
                                       67.84
                                       67.81
                                       68.18
                                       68.39
                                       67.80
                                       68.43
                                       69.71
                                       70.12
                                       69.90
                                       69.83
                                       70.25
                                       70.54
                                       70.70
                                       72.21
                                       72.43
                                       71.46
                                       71.11
                                       72.08
                                       72.58
                                       73.35
                                       74.13
                                       73.85
                                       72.16
                                       72.28
                                       73.81
                                       71.65
                                       73.26
                                       70.96
                                       69.92
                                       67.30
                                       65.36
                                       69.03
                                       69.49
                                       71.62
                                       70.93
                                       69.56
                                       69.69
                                       68.35
                                       67.54
                                       64.12
                                       65.07
                                       64.20
                                       64.19
                                       64.35
                                       67.11
                                       66.25
                                       64.24
                                       66.07
                                       66.92
                                       63.56
                                       61.92
                                       61.89
                                       61.93
                                       64.07
                                       64.94
                                       65.35
                                       66.99
                                       66.68
                                       66.76
                                       66.80
                                       66.11
                                       64.75
                                       64.57
                                       63.54
                                       64.63
                                       64.26
                                       61.83
                                       61.12
                                       60.68
                                       59.82
                                       59.04
                                       61.10
                                       61.98
                                       62.94
                                       62.23
                                       64.20
                                       63.97
                                       63.38
                                       61.07
                                       61.33
                                       62.36
                                       61.24
                                       63.42
                                       64.98
                                       66.46
                                       66.22
                                       65.15
                                       64.98
                                       65.02
                                       66.15
                                       65.62
                                       66.31
                                       65.53
                                       65.14
                                       65.86
                                       64.62
                                       62.08
                                       61.77
                                       61.07
                                       61.56
                                       62.62
                                       62.81
                                       61.09
                                       61.15
                                       60.32
                                       59.63
                                       60.53
                                       60.08
                                       61.65
                                       60.30
                                       60.18
                                       62.51
                                       63.20
                                       64.33
                                       63.11
                                       63.48
                                       63.52
                                       63.72
                                       65.27
                                       64.99
                                       65.36
                                       64.94
                                       65.21
                                       67.02
                                       66.63
                                       65.84
                                       64.88
                                       66.99
                                       66.82
                                       67.48
                                       67.67
                                       67.50
                                       67.86
                                       66.94
                                       68.84
                                       68.61
                                       68.41
                                       69.28
                                       69.34
                                       69.52
                                       70.58
                                       70.53
                                       70.29
                                       70.88
                                       69.50
                                       70.21
                                       69.87
                                       70.32
                                       70.74
                                       70.69
                                       70.51
                                       70.08
                                       70.30
                                       69.82
                                       71.27
                                       71.55
                                       73.36
                                       73.77
                                       73.71
                                       72.73
                                       73.54
                                       73.25
                                       72.03
                                       72.04
                                       70.64
                                       70.83
                                       72.21
                                       72.45
                                       72.80
                                       72.11
                                       73.73
                                       73.22
                                       73.33
                                       72.75
                                       74.38
                                       75.13
                                       75.67
                                       76.14
                                       76.58
                                       76.53
                                       76.79
                                       77.75
                                       77.35
                                       77.31
                                       77.07
                                       77.78
                                       78.02
                                       78.33
                                       79.20
                                       78.82
                                       78.72
                                       78.96
                                       78.74
                                       78.91
                                       78.76
                                       78.24
                Jan-11                 79.60
                                       78.42
                                       79.34
                                       78.97
                                       78.52
                                       78.97
                                       79.29
                                       79.97
                                       79.94
                                       80.54
                                       80.60
                                       78.53
                                       77.71
                                       77.19
                                       77.76
                                       77.88
                                       79.12
                                       79.35
                                       77.41
                                       77.95
                                       79.75
                                       79.45
                                       79.73
                                       79.87
                                       80.66
                                       81.23
                                       80.87
                                       81.19
                                       82.07
                                       82.49
                                       82.02
                                       82.68
                                       83.26
                                       83.35
                                       81.21
                                       79.81
                                       80.32
                                       82.18
                                       82.27
                                       80.62
                                       80.96
                                       82.80
                                       82.44
                                       81.09
                                       82.41
                                       82.08
                                       79.97
                                       80.18
                                       79.75
                                       79.04
                                       78.25
                                       78.42
                                       79.46
                                       81.30
                                       80.87
                                       81.12
                                       81.51
                                       82.22
                                       82.04
                                       82.81
                                       83.88
                                       84.17
                                       84.54
                                       84.73
                                       85.19
                                       85.38
                                       84.87
                                       83.98
                                       83.23
                                       82.14
                                       82.25
                                       82.63
                                       83.51
                                       82.13
                                       82.15
                                       83.83
                                       84.45
                                       84.34
                                       85.18
                                       85.69
                                       86.08
                                       86.39
                                       85.38
                                       84.30
                                       83.21
                                       82.83
                                       83.27
                                       84.24
                                       85.53
                                       83.95
                                       84.69
                                       83.51
                                       82.29
                                       82.03
                                       83.29
                                       83.47
                                       82.86
                                       81.37
                                       80.98
                                       82.00
                                       83.08
                                       83.65
                                       84.84
                                       82.11
                                       82.08
                                       80.88
                                       79.55
                                       79.74
                                       78.85
                                       79.27
                                       78.00
                                       77.78
                                       79.45
                                       78.03
                                       78.21
                                       78.23
                                       78.95
                                       80.66
                                       80.04
                                       80.35
                                       79.94
                                       80.56
                                       81.81
                                       82.20
                                       82.80
                                       84.09
                                       84.04
                                       84.38
                                       85.65
                                       85.13
                                       83.32
                                       82.85
                                       83.59
                                       82.26
                                       82.81
                                       81.48
                                       83.32
                                       83.18
                                       83.94
                                       84.05
                                       83.06
                                       82.43
                                       79.97
                                       79.84
                                       79.74
                                       79.22
                                       76.75
                                       77.26
                                       72.60
                                       71.33
                                       65.12
                                       69.46
                                       66.06
                                       69.36
                                       69.79
                                       71.76
                                       70.44
                                       70.46
                                       66.45
                                       65.28
                                       65.05
                                       68.19
                                       69.20
                                       67.50
                                       69.11
                                       72.38
                                       72.80
                                       72.65
                                       71.09
                                       68.46
                                       68.27
                                       70.85
                                       69.55
                                       67.50
                                       68.08
                                       69.18
                                       70.42
                                       71.41
                                       71.52
                                       70.24
                                       69.15
                                       66.59
                                       64.73
                                       65.14
                                       66.37
                                       67.80
                                       65.20
                                       66.33
                                       64.30
                                       60.99
                                       64.79
                                       65.68
                                       67.14
                                       65.50
                                       68.37
                                       68.84
                                       69.82
                                       69.76
                                       71.14
                                       68.98
                                       70.81
                                       69.43
                                       69.62
                                       71.13
                                       73.42
                                       71.36
                                       72.59
                                       76.42
                                       76.03
                                       74.01
                                       71.39
                                       73.15
                                       74.97
                                       74.60
                                       74.45
                                       75.54
                                       71.94
                                       72.47
                                       74.38
                                       73.31
                                       74.24
                                       73.04
                                       72.00
                                       71.98
                                       70.26
                                       69.67
                                       67.48
                                       66.62
                                       69.79
                                       69.66
                                       73.73
                                       73.20
                                       73.50
                                       74.76
                                       74.83
                                       74.68
                                       72.36
                                       74.54
                                       73.47
                                       71.94
                                       71.04
                                       71.70
                                       72.26
                                       71.01
                                       73.86
                                       74.16
                                       74.27
                                       74.55
                                       74.77
                                       73.41
                                       74.15
                                       73.75
                Jan-12                 74.98
                                       74.56
                                       74.98
                                       74.80
                                       75.17
                                       76.27
                                       76.57
                                       76.80
                                       76.39
                                       76.36
                                       77.72
                                       78.20
                                       78.25
                                       78.15
                                       78.60
                                       79.27
                                       79.18
                                       79.72
                                       79.10
                                       79.02
                                       80.72
                                       81.18
                                       82.95
                                       82.68
                                       82.63
                                       82.81
                                       82.40
                                       81.27
                                       82.32
                                       81.95
                                       81.27
                                       82.80
                                       82.79
                                       82.23
                                       81.58
                                       82.80
                                       82.64
                                       82.50
                                       82.28
                                       81.05
                                       81.47
                                       80.25
                                       80.34
                                       78.74
                                       79.48
                                       80.51
                                       81.60
                                       81.44
                                       83.06
                                       82.38
                                       83.07
                                       83.00
                                       83.70
                                       82.95
                                       82.93
                                       82.13
                                       82.68
                                       84.40
                                       83.81
                                       83.32
                                       83.08
                                       82.81
                                       83.83
                                       83.27
                                       81.94
                                       81.58
                                       80.24
                                       78.35
                                       79.46
                                       80.60
                                       79.54
                                       79.67
                                       80.82
                                       80.21
                                       79.75
                                       80.21
                                       79.10
                                       79.70
                                       80.94
                                       81.74
                                       82.38
                                       81.47
                                       81.55
                                       81.77
                                       80.62
                                       79.09
                                       79.30
                                       79.25
                                       78.80
                                       79.10
                                       78.90
                                       77.85
                                       77.71
                                       77.16
                                       75.40
                                       74.69
                                       76.45
                                       75.99
                                       76.48
                                       76.64
                                       76.59
                                       77.70
                                       76.21
                                       76.11
                                       73.82
                                       73.65
                                       74.60
                                       76.44
                                       75.94
                                       76.97
                                       75.27
                                       76.22
                                       75.34
                                       76.20
                                       77.22
                                       77.31
                                       78.65
                                       78.53
                                       76.62
                                       77.49
                                       76.28
                                       76.20
                                       77.44
                                       77.31
                                       79.56
                                       80.48
                                       81.53
                                       81.44
                                       80.53
                                       80.22
                                       79.33
                                       79.06
                                       78.79
                                       79.77
                                       79.45
                                       79.73
                                       80.22
                                       79.95
                                       78.93
                                       77.67
                                       76.65
                                       76.82
                                       77.48
                                       79.32
                                       79.05
                                       78.35
                                       77.06
                                       76.78
                                       78.61
                                       79.22
                                       79.94
                                       79.82
                                       80.20
                                       79.92
                                       79.79
                                       79.60
                                       80.30
                                       81.14
                                       81.71
                                       81.53
                                       81.48
                                       81.09
                                       80.52
                                       80.74
                                       80.98
                                       81.35
                                       81.60
                                       80.79
                                       81.12
                                       82.11
                                       82.13
                                       83.64
                                       84.26
                                       83.88
                                       84.06
                                       84.49
                                       85.60
                                       86.40
                                       86.00
                                       85.72
                                       85.57
                                       85.19
                                       85.50
                                       84.89
                                       83.67
                                       83.14
                                       84.04
                                       83.44
                                       83.72
                                       83.88
                                       83.64
                                       84.21
                                       84.11
                                       83.58
                                       82.60
                                       82.47
                                       82.77
                                       82.10
                                       82.64
                                       83.25
                                       84.00
                                       83.54
                                       81.85
                                       81.83
                                       81.42
                                       81.20
                                       81.53
                                       81.14
                                       81.63
                                       82.49
                                       81.19
                                       81.73
                                       82.34
                                       80.34
                                       79.21
                                       79.38
                                       79.15
                                       78.70
                                       77.24
                                       76.84
                                       77.48
                                       79.12
                                       79.26
                                       79.68
                                       80.47
                                       80.73
                                       80.63
                                       81.31
                                       82.24
                                       82.08
                                       81.99
                                       82.09
                                       81.99
                                       82.12
                                       82.18
                                       82.54
                                       83.41
                                       82.94
                                       82.41
                                       82.36
                                       83.52
                                       84.66
                                       84.12
                                       84.54
                                       84.19
                                       83.78
                                       83.18
                                       83.12
                                       82.53
                                       84.32
                Jan-13                 86.80
                                       86.60
                                       87.24
                                       86.91
                                       86.85
                                       87.27
                                       87.47
                                       87.34
                                       87.39
                                       87.77
                                       87.51
                                       88.32
                                       88.57
                                       89.21
                                       89.00
                                       89.29
                                       89.94
                                       90.00
                                       90.05
                                       88.97
                                       89.58
                                       90.37
                                       89.28
                                       90.08
                                       90.46
                                       90.16
                                       90.80
                                       90.70
                                       91.10
                                       91.48
                                       91.71
                                       91.74
                                       92.55
                                       90.83
                                       89.95
                                       91.03
                                       89.02
                                       89.37
                                       90.31
                                       90.48
                                       90.89
                                       91.13
                                       92.19
                                       92.43
                                       92.87
                                       93.73
                                       93.70
                                       93.51
                                       93.86
                                       94.80
                                       94.75
                                       94.23
                                       93.83
                                       94.70
                                       93.87
                                       94.16
                                       93.95
                                       94.25
                                       94.31
                                       94.43
                                       93.16
                                       92.58
                                       91.13
                                       91.91
                                       91.73
                                       92.49
                                       92.22
                                       93.89
                                       94.02
                                       93.64
                                       90.11
                                       91.67
                                       90.08
                                       89.58
                                       90.61
                                       90.87
                                       92.31
                                       92.79
                                       93.40
                                       92.90
                                       93.57
                                       94.10
                                       91.82
                                       93.28
                                       94.76
                                       95.37
                                       96.15
                                       96.43
                                       96.10
                                       96.83
                                       96.76
                                       98.00
                                       98.20
                                       97.95
                                       99.05
                                       99.21
                                       99.23
                                       97.78
                                       97.90
                                       97.88
                                       99.15
                                       98.23
                                       98.89
                                       97.80
                                       98.73
                                       97.68
                                       96.43
                                       97.45
                                       98.20
                                       98.80
                                       97.73
                                       96.76
                                       98.48
                                       97.71
                                       98.35
                                       99.51
                                       98.29
                                       95.69
                                       95.98
                                       94.71
                                       95.62
                                       96.07
                                       97.56
                                       97.00
                                       98.58
                                       98.08
                                       98.28
                                       99.67
                                      100.07
                                      101.00
                                      101.28
                                      102.47
                                      102.68
                                      103.58
                                      103.06
                                      103.46
                                      104.15
                                      104.31
                                      104.53
                                      104.46
                                      103.59
                                      104.54
                                      104.12
                                      103.39
                                      103.48
                                      103.66
                                      105.07
                                      105.16
                                      105.52
                                      104.46
                                      103.72
                                      104.15
                                      104.04
                                      104.59
                                      104.45
                                      104.04
                                      102.11
                                      101.68
                                      100.65
                                      102.10
                                      101.48
                                      102.91
                                      103.17
                                      103.18
                                      100.76
                                      100.96
                                      101.97
                                      100.38
                                      101.06
                                      101.95
                                      102.11
                                      102.39
                                      103.94
                                      104.96
                                      105.01
                                      104.24
                                      104.81
                                      105.04
                                      106.08
                                      107.09
                                      106.98
                                      106.59
                                      106.60
                                      106.67
                                      106.47
                                      107.06
                                      106.58
                                      106.61
                                      107.85
                                      107.41
                                      106.31
                                      107.02
                                      105.77
                                      104.06
                                      103.64
                                      106.14
                                      107.68
                                      108.22
                                      107.16
                                      108.49
                                      109.44
                                      110.69
                                      110.47
                                      110.76
                                      110.39
                                      110.98
                                      111.08
                                      111.03
                                      111.35
                                      109.83
                                      109.19
                                      108.72
                                      109.97
                                      109.59
                                      109.12
                                      107.28
                                      109.23
                                      109.38
                                      109.47
                                      110.52
                                      110.41
                                      110.83
                                      110.05
                                      109.37
                                      109.33
                                      111.30
                                      111.85
                                      111.99
                                      112.82
                                      113.45
                                      113.51
                                      112.37
                                      111.83
                                      111.53
                                      111.61
                                      112.48
                                      112.45
                                      111.43
                                      109.60
                                      109.84
                                      110.20
                                      111.51
                                      111.35
                                      112.88
                                      112.04
                                      113.93
                                      114.78
                                      115.22
                                      115.23
                                      115.16
                                      115.09
                                      115.36
                Jan-14                114.11
                                      114.69
                                      113.76
                                      114.71
                                      114.86
                                      114.89
                                      115.52
                                      113.94
                                      115.34
                                      116.20
                                      116.34
                                      115.93
                                      116.62
                                      117.21
                                      116.42
                                      113.45
                                      111.79
                                      112.97
                                      111.34
                                      113.00
                                      112.16
                                      108.65
                                      109.47
                                      108.65
                                      109.51
                                      110.75
                                      111.04
                                      112.03
                                      112.47
                                      113.90
                                      114.06
                                      115.25
                                      114.07
                                      115.30
                                      115.66
                                      116.51
                                      116.63
                                      117.35
                                      117.99
                                      117.52
                                      116.89
                                      119.83
                                      119.76
                                      119.74
                                      119.70
                                      119.30
                                      118.06
                                      118.42
                                      117.05
                                      117.54
                                      118.06
                                      119.78
                                      119.00
                                      119.16
                                      118.61
                                      117.26
                                      116.93
                                      114.69
                                      114.40
                                      114.29
                                      116.34
                                      117.87
                                      118.40
                                      117.20
                                      114.49
                                      112.82
                                      113.61
                                      115.25
                                      111.96
                                      110.41
                                      110.72
                                      111.15
                                      112.36
                                      112.92
                                      113.45
                                      114.62
                                      113.90
                                      113.61
                                      111.61
                                      110.96
                                      111.24
                                      111.98
                                      111.94
                                      112.03
                                      111.89
                                      110.07
                                      110.14
                                      109.03
                                      110.03
                                      112.53
                                      111.43
                                      109.62
                                      108.88
                                      109.57
                                      110.75
                                      109.06
                                      109.62
                                      110.76
                                      111.97
                                      113.58
                                      112.99
                                      113.37
                                      112.86
                                      112.25
                                      111.98
                                      112.42
                                      114.78
                                      115.88
                                      116.90
                                      116.67
                                      116.10
                                      115.39
                                      115.59
                                      116.15
                                      116.97
                                      117.76
                                      117.86
                                      118.25
                                      118.02
                                      116.76
                                      117.75
                                      117.55
                                      118.34
                                      118.81
                                      120.02
                                      119.10
                                      119.82
                                      117.77
                                      116.34
                                      116.49
                                      115.25
                                      115.10
                                      115.69
                                      114.55
                                      114.24
                                      112.48
                                      114.23
                                      113.77
                                      114.73
                                      114.87
                                      114.64
                                      113.60
                                      113.03
                                      113.34
                                      113.79
                                      111.19
                                      110.68
                                      111.66
                                      111.38
                                      111.73
                                      111.19
                                      112.27
                                      113.34
                                      112.56
                                      113.44
                                      113.61
                                      113.39
                                      115.04
                                      115.44
                                      114.95
                                      115.20
                                      115.21
                                      115.75
                                      116.80
                                      116.51
                                      115.91
                                      116.56
                                      117.20
                                      116.46
                                      116.01
                                      116.38
                                      116.56
                                      115.18
                                      115.86
                                      116.61
                                      115.37
                                      114.11
                                      114.43
                                      114.73
                                      115.43
                                      113.97
                                      112.37
                                      111.32
                                      112.02
                                      110.13
                                      111.12
                                      111.03
                                      109.35
                                      107.80
                                      108.83
                                      109.65
                                      108.71
                                      106.92
                                      108.97
                                      106.03
                                      104.74
                                      104.32
                                      105.54
                                      106.60
                                      107.80
                                      107.48
                                      108.74
                                      110.53
                                      108.95
                                      110.88
                                      111.07
                                      111.01
                                      114.17
                                      113.90
                                      114.87
                                      116.56
                                      116.36
                                      115.82
                                      116.03
                                      116.53
                                      116.71
                                      117.29
                                      117.37
                                      117.90
                                      116.90
                                      116.69
                                      115.72
                                      116.39
                                      115.15
                                      116.44
                                      116.58
                                      117.97
                                      118.06
                                      118.45
                                      116.69
                                      114.87
                                      116.25
                                      117.37
                                      116.81
                                      117.69
                                      116.22
                                      118.17
                                      115.66
                                      116.12
                                      114.71
                                      113.55
                                      113.39
                                      116.89
                                      118.63
                                      118.90
                                      119.71
                                      119.86
                                      119.76
                                      120.54
                                      121.05
                                      120.34
                                      119.62
                Jan-15                118.93
                                      117.34
                                      115.31
                                      116.73
                                      118.71
                                      117.57
                                      117.18
                                      117.27
                                      116.80
                                      114.83
                                      116.70
                                      116.21
                                      115.84
                                      118.20
                                      118.12
                                      119.26
                                      118.69
                                      116.69
                                      118.30
                                      115.70
                                      116.76
                                      118.85
                                      118.41
                                      119.94
                                      119.81
                                      118.86
                                      119.62
                                      119.45
                                      120.81
                                      121.53
                                      121.91
                                      122.04
                                      122.05
                                      122.38
                                      122.50
                                      122.66
                                      122.80
                                      123.25
                                      122.58
                                      123.47
                                      122.74
                                      122.36
                                      122.72
                                      121.17
                                      121.70
                                      120.30
                                      121.04
                                      123.05
                                      122.61
                                      123.33
                                      123.66
                                      124.65
                                      124.89
                                      125.99
                                      125.88
                                      125.85
                                      122.47
                                      122.32
                                      123.10
                                      124.77
                                      124.37
                                      124.42
                                      124.65
                                      125.20
                                      124.40
                                      125.47
                                      125.02
                                      125.62
                                      125.70
                                      125.67
                                      126.55
                                      126.48
                                      124.43
                                      125.65
                                      125.52
                                      125.71
                                      126.28
                                      125.86
                                      124.47
                                      125.16
                                      123.80
                                      121.18
                                      121.97
                                      122.41
                                      120.85
                                      121.27
                                      121.73
                                      122.64
                                      122.71
                                      122.49
                                      122.49
                                      123.79
                                      123.65
                                      125.05
                                      124.88
                                      125.11
                                      124.97
                                      124.43
                                      123.24
                                      124.75
                                      124.64
                                      123.89
                                      124.28
                                      124.52
                                      125.76
                                      124.50
                                      125.40
                                      124.82
                                      124.44
                                      125.99
                                      126.31
                                      125.93
                                      125.53
                                      126.42
                                      126.23
                                      127.92
                                      127.86
                                      128.74
                                      129.01
                                      127.92
                                      127.85
                                      127.50
                                      124.28
                                      124.86


             PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.


--------------------------------------------------------------------------------
ESSENTIAL INFORMATION

Unit price at inception                                      $[102]

Inception date                                   ____________, 2015

Termination date                                 ____________, 2018

Evaluation time                      As of the 3 p.m. Eastern time;
                                however, on the first day units are
                                  sold, the evaluation time will be
                                      as of the close of trading of
                                        the New York Stock Exchange
                                      (normally 4 p.m. Eastern time
                                       or the time the registration
                                statement filed with the Securities
                                            and Exchange Commission
                                       becomes effective, if later)

Distribution date                                   25th day of ___
                                                     (commencing on
                                              ___ 25, 2015, if any)

Record date                                         10th day of ___
                                                     (commencing on
                                              ___ 10, 2015, if any)

CUSIP Numbers

Cash Distributions
  Standard Accounts
  Fee Account Cash

Ticker

Minimum investment                            $[10,200]/[100] units


SUMMARY OF DEFINED TERMS

Option Expiration Date:                         [___________, 2018]

Reference Asset:                        iShares[R] Russell 2000 ETF

Underlying Index:                             Russell 2000[R] Index

Initial Reference Level:       $[__] (an amount equal to a price of
                                     a share of the Reference Asset
                                             on the inception date)

Cap:                                   Loss of [__]% of the Initial
                                                    Reference Level

Maximum Amount over the                             $[__] ([__]% of
Trust's life:                          the unit price at inception.

Buffered Return:                               [__]% of the Trust's
                                            unit price at inception

Capped Return:                             $[__] ([__]% of the unit
                                               price at inception).

                              Unitholders may also receive interest
                                           income from the Treasury
                                       Obligations less the Trust's
                                        operating expenses, if any.

Minimum payment at Trust                   $[__] ([__]% of the unit
Mandatory Termination Date:                    price at inception).
                              Unitholders may also receive interest
                                           income from the Treasury
                                       Obligations less the Trust's
                                        operating expenses, if any.
--------------------------------------------------------------------------------

PRINCIPAL RISKS

     As with all investments, you may lose some or all of your investment in the Trust. No assurance can be given that the Trust's investment objective will be achieved. The Trust also might not perform as well as you expect. This can happen for reasons such as these:

     Passive Investment Risk. The value of your investment may fall over time. The Trust will generally hold, and may continue to buy, the same securities even though a security's outlook, rating, market value or yield may have changed.

     Market Risk. Market risk is the risk that a particular security in the Trust, the Trust itself or securities in general may fall in value. Market value may be affected by a variety of factors, including general securities markets movements, changes in the financial condition of an issuer or a sector, changes in perceptions about an issuer or a sector, interest rates and inflation and governmental policies and litigation.

     Even though Elkhorn Investments, LLC (the "Evaluator") carefully supervises your Trust, you should remember that it does not, nor does the Sponsor, manage your Trust. Your Trust will not sell a security solely because the market value falls, as is possible in a managed fund.

     Investment Risk. You may lose a significant portion of your investment. The Trust does not provide principal protection and you may not receive a return of the capital you invest. In addition, the units will not realize more than Cap, even if the return on the Reference Asset far exceeds that level.

     Performance Trigger Risk. The application of the predetermined trigger may result in the Trust terminating at a price below what may have been possible if the trigger were not in place. In addition, investors may be subject to adverse tax consequences and possibly short-term capital gains rates as a result of the application of the trigger.

     Furthermore, the net proceeds from the liquidation may be more or less than the amount calculated on the Performance Trigger Day due to market conditions and because the trustee may be unable to liquidate the Trust's holdings at the same price used to calculate the net asset value on the Performance Trigger Day.

     Capped and Buffered Protection Risk. The Trust's return is subject to an upside cap, and loss is subject to partial downside protection. The Trust's ability to provide the Capped Return and the Buffered Return is dependent on unitholders purchasing units at the Trust's inception and holding them until the Mandatory Termination Date. You may realize a return or loss that is higher or lower than the intended returns or losses as a result of redeeming units prior to the Mandatory Termination Date, where FLEX Options are otherwise liquidated by the Trust prior to expiration, if the Trust is unable to maintain the proportional relationship of the FLEX Options in the Trust's portfolio, if a Corporate Action occurs with respect to the Reference Asset, or if there are increases in potential tax-related expenses and other expenses of the Trust above estimated levels.

     Reference Asset Risk. The Trust is subject to performance and equity risk related to the Reference Asset, the Underlying Index and securities comprising the Underlying Index. The formulas to calculate the FLEX Options' payments at expiration are based on the price performance of the Reference Asset. The FLEX Options represent indirect positions in the Reference Asset and are subject to changes in value as the price of the Reference Asset rises or falls. The value of the FLEX Options may be adversely affected by various factors affecting the Reference Asset, the Underlying Index and the value of the securities comprising the Underlying Index. The settlement value of the FLEX Options is based on the Reference Asset Closing Value on the Option Expiration Date only and will be substantially determined by market conditions as of such time. The Options are intended to be liquidated as of the close of market on the Option Expiration Date rather than be exercised according to the FLEX Options' terms in order to avoid having the Trust receive shares of the Reference Asset or be obligated to deliver shares of the Reference Asset. The value of the Reference Asset will fluctuate over time based on fluctuations in the value of the stocks held by the Reference Asset which may be impacted by changes in general economic conditions, expectations for future economic growth and corporate profits and interest rates. Although common stocks have historically generated higher average returns than fixed-income securities over the long term, common stocks also have experienced significantly more volatile returns. Common stocks are structurally subordinated to preferred stocks, bonds and other debt instruments in a company's capital structure and represent a residual claim on the issuer's assets that have no value unless such assets are sufficient to cover all other claims.

     The value of the Trust does not appreciate due to dividend payments paid by the Reference Asset, because the Trust does not own the Reference Asset. The Trust seeks to provide target returns on the price performance of the Reference Asset, which does not include returns from dividends paid by the Reference Asset.

     Small- and Mid-Cap Companies. The Reference Asset invests in securities issued by small-capitalization and mid-capitalization companies. These securities customarily involve more investment risk than securities of large-capitalization companies. Small-capitalization and mid-capitalization companies may have limited product lines, markets or financial resources and may be more vulnerable to adverse general market or economic developments.

     Options Risk. The value of the FLEX Options may change with the implied volatility of the Reference Asset, the Underlying Index and the securities comprising the Underlying Index. No one can predict whether implied volatility will rise or fall in the future. It is not anticipated that there will be an existing market for options with the same customized terms as the FLEX Options, and an active market may not be established. Prior to the Trust's inception date, there has been no existing trading market for the FLEX Options.

     The values of the FLEX Options do not increase or decrease at the same rate as the Reference Asset or the Underlying Index. Prior to the Option Expiration Date, the value of the FLEX Options is determined based upon market quotations, the last asked or bid price in the over-the-counter market or using other recognized pricing methods. The value of the FLEX Options prior to the Option Expiration Date may vary because of related factors other than the price of shares of the Reference Asset. Factors that may influence the value of the FLEX Options are interest rate changes, implied volatility levels of the Reference Asset, Underlying Index and securities comprising the Underlying Index and implied dividend levels of the Reference Asset, Underlying Index and securities comprising the Underlying Index, among others.

     o Written Options Risk. The value of the Written Options reduces the value of your units. The Written Options create an obligation to make a payment in contrast to the Purchased Option, which creates the potential for receipt of a payment. As the value of the Written Options increases, it has a negative impact on the value of your units.

     o Credit Risk. Credit risk is the risk an issuer, guarantor or counterparty of a security in the Trust is unable or unwilling to meet its obligation on the security. The OCC acts as guarantor and central counterparty with respect to the FLEX Options. As a result, the ability of the Trust to meet its objective depends on the OCC being able to meet its obligations.

     o Liquidity Risk. Liquidity risk is the risk that the value of a FLEX Option will fall in value if trading in the FLEX Option is limited or absent. No one can guarantee that a liquid secondary trading market will exist for the FLEX Options. Trading in the FLEX Options may be less deep and liquid than certain other securities. FLEX Options may be less liquid than certain non-customized options. The Sponsor expects that the Trust will hold 10% or less of its net asset value in illiquid securities. In a less liquid market for the FLEX Options, liquidating the FLEX Options upon a redemption of units may require the payment of a premium or acceptance of a discounted price and may take longer to complete. In a less liquid market for the FLEX Options, the liquidation of a large number of FLEX Options may more significantly impact the price. A less liquid trading market may adversely impact the value of the FLEX Options and your units.

     o Valuation Risk. Under certain circumstances, current market prices may not be available with respect to the FLEX Options. Under those circumstances, the value of the FLEX Options will require more reliance on the judgment of the Evaluator than that required for securities for which there is an active trading market. This creates a risk of mispricing or improper valuation of the FLEX Options, which could impact the value received or paid for units.

     o Proportional Relationship Risk. If the Trust is unable to maintain the proportional relationship of FLEX Options, it will be unable to achieve its objective.

     ETF Risk. Certain features of the Reference Asset, which is an exchange-traded fund, will impact the value of the units. The value of the Reference Asset is subject to the following factors:

     o Passive Investment Risk. The Reference Asset is not actively managed and attempts to track the performance of an unmanaged index of securities. This differs from an actively managed fund, which typically seeks to outperform a benchmark index. As a result, the Reference Asset will hold constituent securities of the Underlying Index regardless of the current or projected performance on a specific security or particular industry or market sector. Maintaining investments in the securities regardless of market conditions of the performance of individual securities could impact the unit price of the Reference Asset, the FLEX Options and the Trust units.

     o Tracking Error. Exchange-traded funds face index correlation risk, which is the risk that the performance of an exchange-traded fund will vary from the actual performance of the target index, known as "tracking error." The performance of the Reference Asset may not replicate the performance of, and may underperform, the Underlying Index. It is possible that the Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index due to the Reference Asset not investing in all stocks comprising the Underlying Index, temporary unavailability of certain securities in the secondary market, differences in trading hours between the Reference Asset and securities comprising the Underlying Index, the occurrence of corporate actions (mergers and spinoffs), or other circumstances. Because the return or loss on the FLEX Options references the price performance of the Reference Asset and not the Underlying Index, the return or loss on the FLEX Options and your units may be less than that of an alternative investment linked directly to the Underlying Index.

     o Fees and Expenses. Unlike the Underlying Index, the Reference Asset will reflect transaction costs and fees that will reduce its price performance relative to the Underlying Index.

     o Discount. Shares of exchange-traded funds tend to trade at a discount from their net asset value.

     Treasury Obligations Risk. The Trust is exposed to certain risks associated with its investments in Treasury Obligations. No one can predict whether interest rates will rise or fall in the future. Treasury Obligations are direct obligations of the United States that are backed by the full faith and credit of the United States. The value of the Treasury Obligations will be adversely affected by decreases in bond prices and increases in interest rates. Certain Treasury Obligations may have been purchased on the Trust's inception date at prices lower than their par value at maturity, indicating a market discount. Certain Treasury Obligations may have been purchased on the Trust's inception date at prices greater than their par value at maturity, indicating a market premium. Generally, the value of bonds purchased at a market discount will increase in value faster than bonds purchased at a market premium, if interest rates decrease. Conversely, if interest rates increase, the value of bonds purchased at a market discount will decrease faster than bonds purchased at a market premium.

     Selection Risk. Securities selected according to this strategy may not perform as intended. The Trust is exposed to additional risk due to its policy of investing in accordance with an investment strategy. Although the Trust's investment strategy is designed to achieve the Trust's investment objective, the strategy may not prove to be successful. The investment decisions may not produce the intended results and there is no guarantee that the investment objective will be achieved.

     Legislation and Litigation Risk. From time to time, various legislative initiatives or regulatory standards are proposed in the United States and abroad which may have a negative impact on the Reference Asset, the Underlying Index or the securities comprising the Underlying Index. In addition, litigation regarding any of the issuers of the securities, or of the industries represented by such issuers, may negatively impact the value of these securities. We cannot predict what impact any pending or proposed legislation or pending or threatened litigation will have on the value of the securities.

     Inflation Risk. Inflation risk is the risk that the value of assets or income from investments will be less in the future as inflation decreases the value of money.

FEE TABLE

     The amounts below are estimates of the direct and indirect expenses that you may incur based on a ten dollar ($10.00) unit price. Actual expenses may vary.


                               Percentage
                                of Public   Amount Per
                                Offering       $1,020
Investor Fees                   Price (1)     Invested
--------------------------------------------------------
Initial Sales Charge Paid
  on Purchase (2)                  1.96%      $19.60
Creation and Development
  Fee (3)                          0.75         7.50
--------------------------------------------------------
Maximum Sales Load                 2.71%      $27.10
--------------------------------------------------------
Estimated Organization
Costs (4)
(amount per 100 units
paid by the Trust at the
end of the initial offering
period or after six months,
at the discretion of
the Sponsor)                      $8.00
--------------------------------------------------------


                            Approximate
Annual Fund                 % of Public
Operating                    Offering     Amount Per
Expenses (4)                   Price      100 Units
--------------------------------------------------------
Trustee's Fee                 0.1050%      $1.050
Supervisory Fee               0.0300        0.300
Evaluator's Fee               0.0300        0.300
Bookkeeping and
  Administrative Fee          0.0320        0.320
Estimated Other Trust
  Operating Expenses (5)
--------------------------------------------------------
Total                               %      $_____.
--------------------------------------------------------

(1) Based on a unit with a $[102] per unit Public Offering Price as of the inception date.

(2) The initial sales charge provided is based on the unit price on the inception date and equals the difference between the maximum sales load and the C&D Fee (as described below). The dollar amount of the sales charge will vary as the unit price varies. Despite the variability of the sales charge, each investor is obligated to pay the entire applicable total sales charge.

(3) The creation and development fee (the "C&D Fee") compensates the Sponsor for creating and developing the Trust; the C&D Fee is fixed at $0.75 per unit and is paid to the Sponsor at the close of the initial offering period.

(4) The estimated organization costs include the amount per unit paid by the Trust at the end of the initial offering period, which is anticipated to be one day. Organization costs include the portfolio consulting fee paid to Vest for its assistance with the Trust's portfolio.

(5) Since certain of the operating expenses are fixed amounts, if the Trust does not reach a certain size, or falls below such size over its life, the actual amount of the operating expenses may, in some cases, greatly exceed the amounts reflected. Other operating expenses do not include brokerage costs and other transactional fees but may include a licensing fee paid by the Trust to Vest for the use of intellectual property owned by Vest and may include global custody charges.

EXAMPLE

     This example helps you compare the cost of the Trust with other unit trusts and other funds. In the example the Sponsor assumes that the Trust's annual return is 5%. Your actual returns and expenses will vary. Based on these assumptions, you would pay these expenses for every $10,000 you invest in the
Trust:


1 year                                   $
2 years (Life of the Trust)

TRUST PORTFOLIO

ELKHORN UNIT TRUST, SERIES 6
ELKHORN IWM VEST 10% BUFFERED RETURN PORTFOLIO
AS OF THE TRUST INCEPTION DATE, ____________, 2015
------------------------------------------------------------------------------------------------
                                    STRIKE
                                   PRICE AS       PERCENTAGE
                                 PERCENTAGE              OF
                                  OF INITIAL       AGGREGATE               MARKET      MARKET
DESCRIPTION                       REFERENCE         OFFERING  NUMBER OF   VALUE PER   VALUE TO
OF OPTIONS(1)                        LEVEL             PRICE  CONTRACTS  CONTRACT(2)   TRUST(2)
------------------------------------------------------------------------------------------------
FLEX OPTIONS-__%(3)
Purchased Options-__%
  Purchased Call Options on
    iShares[R] Russell 2000 ETF,
    Expire [_______](4)                 [__]%        _______%           $________     $
Written Options-__%
  Written Put Options on
    iShares[R] Russell 2000 ETF,
    Expire [_______](4)                 [__]%        _______%           $________     $
  Written Call Options on
    iShares[R] Russell 2000 ETF
    Expire [______]                     [__]%        _______%           $________     $
                                                                                      ----------
  TOTAL OPTIONS                                      _______%                         $
                                                                                      ==========

------------------------------------------------------------------------------------------------
                                              PERCENTAGE
                                                  OF
                                              AGGREGATE                                MARKET
DESCRIPTION OF                                 OFFERING                               VALUE TO
TREASURY OBLIGATIONS (4)                        PRICE             PAR VALUE            TRUST
------------------------------------------------------------------------------------------------
TREASURY OBLIGATIONS-___%
                                                                                      ---------
                                               [____]%                                $________
                                                                                      ==========

Notes to Portfolio

(1)  Securities are represented by contracts to purchase securities.

(2) The value of FLEX Options is based on the last quoted sale price where readily available and appropriate. In cases where the FLEX Options were not traded on the valuation date or where the Evaluator determines that market quotations are unavailable or inappropriate (e.g., due to infrequent transactions or thin trading), the value of the FLEX Options is based on the last asked or bid price in the over-the-counter market if available and appropriate. During the initial offering period such determination for the Purchased Options is generally be on the basis of ask prices and for the Written Options is generally be on the basis of bid prices. After the initial offering period ends, such determination for the Purchased Options will generally be on the basis of bid prices and for the Written Options will generally be on the basis of ask prices.

     If market quotes, ask prices and bid prices are unavailable or inappropriate (e.g., due to infrequent transactions or thin trading), each FLEX Option's value is based on the Evaluator's good faith determination of the fair value of the Options at its reasonable discretion. To determine the fair value of the FLEX Options, where available, the Evaluator starts with values generated using the CBOE's Customized Option Pricing Service ("COPS"), which generates valuations based on the average valuations of multiple market making contributors. Where such values are not available through COPS, Evaluator will use the OCC's Flex Reports, which are model-based valuations made available by OCC. Where such values are not available and to assess the reasonableness of the above valuations,

     Evaluator will generate its own model-based valuations of the Options, including using the Black-Scholes model for option valuation, and use current market quotations and ask/bid prices for comparable listed options that are more actively traded.

     Account Standards Codification 820, "Fair Value Measurements" establishes a framework for measuring fair value and expands disclosure about fair value measurements in financial statements for the Trust. The framework under the standard is comprised of a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

     Level 1: Quote prices (unadjusted) for identical assets or liabilities in active markets that the Trust has the ability to access as of the measurement date.

     Level 2: Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

     Level 3: Significant unobservable inputs that reflect on the Trust's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

     Changes in valuation techniques may result in transfers in or out of an investment's assigned level as described above.

     The following table summarizes the Trust's investment in the FLEX Options as of the Trust's inception, based on inputs used to value them:

                              LEVEL 1    LEVEL 2    LEVEL 3
            -------------------------------------------------
            Purchased Options $______    $______    $______
            Written Options   $______    $______    $______
            -------------------------------------------------
                  TOTAL       $______    $______    $______
            -------------------------------------------------

     The cost of the securities to the Sponsor and the Sponsor's profit or
     (loss) are $________ and $________, respectively, [_________]

(3) Each FLEX Option entitles the holder thereof (i.e., the purchaser of the FLEX Option) to purchase (for the call options) or sell (for the put options) 100 shares of the Reference Asset at the applicable strike price.

(4) The Treasury Obligations are represented by contracts to purchase such securities the performance of which is secured by an irrevocable letter of credit. Contracts to acquire these securities were entered into on _______, 2015, and have an expected settlement date of _______, 2015. A portion of the Treasury Obligations is pledged as collateral in order to secure the Trust's obligation to pay amounts payable by the Trust on the Written Put Options in excess of the amounts received by the Trust on the Purchased Call Options.

(5)  A Treasury Obligation issued at an original issue discount.

(6)  This is a non-income-producing security.


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unitholders
Elkhorn Unit Trust, Series 6

     We have audited the accompanying statement of financial condition, including the Trust portfolio set forth on pages 21 and 22 of this prospectus, of Elkhorn Unit Trust, Series 6, as of _________________, 2015, the initial date of deposit. The statement of financial condition is the responsibility of the Trust's Sponsor. Our responsibility is to express an opinion on the statement of financial condition based on our audit.

     We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. We were not engaged to perform an audit of the Trust's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition and assessing the accounting principles used and significant estimates made by the Sponsor, as well as evaluating the overall statement of financial condition presentation. Our procedures included confirmation with The Bank of New York Mellon, the Trustee, of cash or an irrevocable letter of credit deposited for the purchase of securities as shown in the statement of financial condition as of ______________, 2015. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

     In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Elkhorn Unit Trust, Series 6, as of ____________, 2015, in conformity with accounting principles generally accepted in the United States of America.

                                                              Grant Thornton LLP

Chicago, Illinois
______________, 2015


Elkhorn Unit Trust, Series 6

Statement of Financial Condition
as of ____________, 2015

     Investment in securities
----------------------------------------------------------------------------
     Contracts to purchase underlying
        securities (1)(2)                                           $
----------------------------------------------------------------------------
               Total                                                $
----------------------------------------------------------------------------
     Liabilities and interest of investors
     Liabilities
         Organization costs (3)                                     $
         Deferred sales fee (4)
         Creation and development fee (4)
----------------------------------------------------------------------------
               Total                                                $
----------------------------------------------------------------------------
     Interest of investors:
         Cost to investors (6):                                     $
         Less sales charge (4) (5)
         Less creation and development fee
         and organization costs (3) (4) (6)
----------------------------------------------------------------------------
               Net interest of investors
----------------------------------------------------------------------------
               Total                                                $
----------------------------------------------------------------------------
     Number of units
----------------------------------------------------------------------------
     Net asset value per unit                                       $
----------------------------------------------------------------------------

(1) Aggregated cost of the securities is based on the closing sales price evaluations on the business day prior to the Trust's inception date as determined by the Evaluator.

(2) Cash or an irrevocable letter of credit has been deposited with The Bank of New York Mellon (the "Trustee") covering the funds (aggregating $_________ for the Trust) necessary for the purchase of securities in the Trust represented by purchase contracts.

(3) A portion of the public offering price represents an amount sufficient to pay for all or a portion of the costs incurred in establishing the Trust. These costs have been estimated at $8.00 per 10 units for the Trust. A distribution will be made as of the earlier of the close of the initial offering period or six months following the Trust's inception date to an account maintained by the Trustee from which this obligation of the investors will be satisfied. To the extent the actual organization costs are greater than the estimated amount, only the estimated organization costs added to the public offering price will be reimbursed to the Sponsor and deducted from the assets of the Trust.

(4) The total sales charge consists of a sales charge and a creation and development fee. The maximum sales load is $[2.71] per unit. The creation and development fee is equal to $0.75 per unit.

(5) The aggregated cost to investors includes the sales charge, assuming no reduction of sales charges for quantity purchases.

(6) The Trust is committed to pay the creation and development fee at the close of the initial public offering period. The creation and development fee will not be assessed to units that are redeemed prior to the close of the initial offering period.


THE TRUST

HOW TO BUY UNITS

     You can buy units of your Trust on any business day the New York Stock Exchange is open by contacting your financial professional. Units may be purchased in denominations of one unit or any multiple thereof, subject to the minimum investment requirement. Unit prices are available daily on the Internet at www.elkhorn.com/UITS. The public offering price of the units includes:

     o    the net asset value per unit, plus

     o    organization costs, plus

     o    the sales charge.

     The "net asset value per unit" is the value of the securities, cash and other assets in your Trust reduced by the liabilities of the Trust divided by the total units outstanding. The Sponsor often refers to the public offering price of units as the "offer price" or "purchase price." The offer price will be effective for all orders received prior to the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern time). If the Sponsor receives your order prior to the close of regular trading on the New York Stock Exchange or authorized financial professionals receive your order prior to that time, then you will receive the price computed on the date of receipt. If the Sponsor receives your order after the close of regular trading on the New York Stock Exchange or if authorized financial professionals receive your order after that time, then you will receive the price computed on the date of the next determined offer price, provided that your order is received in a timely manner on that date. It is the responsibility of the authorized financial professional to transmit the orders that they receive to the Sponsor in a timely manner. Certain broker-dealers and clearing firms may charge a transaction or other fee for processing unit purchase orders. Units of your Trust are available for purchase through financial professionals, including the Sponsor, and are not available for purchase directly from the Trust.

     Value of the Securities. The Sponsor determines the value of the securities as of the close of regular trading on the New York Stock Exchange on each day that exchange is open. We generally seek to determine the value of the FLEX Options using the last quoted sale price for the FLEX Options where readily available and appropriate. In cases where the FLEX Options were not traded on the valuation date or where we determine that market quotations are unavailable or inappropriate (e.g., due to infrequent transactions or thin trading), we will generally value the FLEX Options based on the last asked or bid price in the over-the-counter market if available and appropriate. During the initial offering period such determination for the Written Put FLEX Options will generally be on the basis of bid prices. After the initial offering period ends, such determination for the Written Put Options will generally be on the basis of ask prices.

     If market quotes, ask prices and bid prices are unavailable or inappropriate (e.g., due to infrequent transactions or thin trading), we will determine each FLEX Option's value based on our good faith determination of the fair value of the FLEX Options at our reasonable discretion. To determine the fair value of the FLEX Options, where available, we will start with values generated using the CBOE's COPS, which generates valuations based on the average valuations of multiple market making contributors. Where such values are not available through COPS, we will use the OCC's Flex Reports, which are model-based valuations made available by OCC. Where such values are not available and to assess the reasonableness of the above valuations, we will generate our own model-based valuations of the FLEX Options, including using the Black-Scholes model for option valuation, and use current market quotations and ask/bid prices for comparable listed options that are more actively traded.

     The ask side price generally represents the price at which dealers, market-makers or investors in the market are willing to sell a security and the bid side evaluation generally represents the price that dealers, market-makers or investors in the market are willing to pay to buy a security. The bid side evaluation is lower than the ask side evaluation. As a result of this pricing method, unitholders should expect a decrease in the net asset value per unit on the day following the end of the initial offering period equal to the difference between the current ask side evaluation and bid side evaluation of the FLEX Options.

     We generally determine the value of the Treasury Obligations during the initial offering period based on the aggregate offering side evaluations of the Treasury Obligations determined (i) on the basis of current offering prices of the Treasury Obligations; (ii) if offering prices are not available for any particular Treasury Obligation, on the basis of current offering prices for comparable securities; (iii) by determining the value of the Treasury Obligations on the offer side of the market by appraisal; or (iv) by any combination of the above. After the initial offering period ends, we generally determine the value of the Treasury Obligations and FLEX Options as described above based on the bid side evaluations rather than the offering side evaluations. The offering side price generally represents the price at which dealers, market-makers or investors in the market are willing to sell a security, and the bid side evaluation generally represents the price that dealers, market-makers or investors in the market are willing to pay to buy a security. The bid side evaluation is lower than the offering side evaluation. As a result of this pricing method, unitholders should expect a decrease in the net asset value per unit on the day following the end of the initial offering period equal to the difference between the current offering side evaluation and bid side evaluation of the Treasury Obligations.

     We determined the initial prices of the securities shown under "Trust Portfolio" in this prospectus on the date of this prospectus. On the first day we sell units we will compute the unit price at the time the registration statement filed with the Securities and Exchange Commission becomes effective.

     Organization Costs. During the initial offering period, part of the public offering price of the units represents an amount that will pay the costs of creating your Trust. These costs include the costs of preparing the registration statement and legal documents, federal and state registration fees, the portfolio consulting fee, the initial fees and expenses of the Trustee and the initial audit. Your Trust will reimburse the Sponsor for these costs at the end of the initial offering period. The value of your units will decline when your Trust pays these costs.

     Organization costs will only be included in the public offering price during the initial offering period.

     Sales Charge. You pay a fee when you buy units. We refer to this fee as the "sales charge." The sales charge is 1.96% of the Public Offering Price, based on a $102 unit. This percentage amount of the sales charge is based on the unit price on the inception date. Because the sales charge equals the difference between the maximum sales load and the C&D Fee, the percentage and dollar amount of the sales charge will vary as the unit price varies. The sales charge does not include the C&D Fee, which is described under "Fee Table" in this prospectus.

     Reducing Your Sales Charge. We offer a variety of ways for you to reduce the maximum sales charge you pay. It is your financial professional's responsibility to alert us of any discount when you order units. Since the C&D Fee is a fixed dollar amount per unit, your Trust must charge the C&D Fee per unit regardless of any discounts. However, when you purchase units of your Trust, if you are eligible to receive a discount such that your total maximum sales load is less than the fixed dollar amount of the C&D Fee, the Sponsor will credit you the difference between your maximum sales load and the sum of the C&D Fee at the time you buy units by providing you with additional units.

     Advisory and Fee Accounts. Elkhorn discounts by 1.96% the sales charge for purchases made through registered investment advisers, certified financial planners or registered broker-dealers who charge periodic fees in lieu of commissions, who charge for financial planning or for investment advisory or asset management services or who provide these services as part of an investment account where a comprehensive "wrap fee" is imposed (a "Fee Account").

     This discount applies during the initial offering period and in the secondary market. Your financial professional may purchase units with the Fee Account CUSIP numbers to facilitate purchases under this discount; however, we do not require that you buy units with these CUSIP numbers to qualify for the discount. We reserve the right to limit or deny purchases of units not subject to the sales charge by investors whose frequent trading activity we determine to be detrimental to your Trust. We, as Sponsor, will receive and you will pay the C&D Fee. See "Expenses" in this prospectus.

     Employees. We do not charge the portion of the sales charge that we would normally pay to your financial professional for purchases made by officers, directors and employees and their family members (spouses, children under the age of 21 living in the same household and parents) of Elkhorn and its affiliates, or by registered representatives of selling firms and their family members (spouses, children under the age of 21 living in the same household and parents). Please see "Distribution of Units" for more information about the portion of the sales charge that is paid to distribution firms. You pay only the portion of the fee that the Sponsor retains. Such purchases are also subject to the C&D Fee. This discount applies during the initial offering period and in the secondary market. Only those broker-dealers that allow their employees to participate in employee discount programs will be eligible for this discount.

     How We Distribute Units. We sell units to the public through broker-dealers and other firms. We pay part of the sales charge you pay to these distribution firms when they sell units. The distribution fee paid for a given transaction in your Trust is 1.96% for all purchase amounts. We apply these amounts as a percent of the unit price at the time of the transaction.

     Broker-dealers and other firms that sell units of your Trust are eligible to receive additional compensation for volume sales. Such payments will be in addition to the above regular concessions.

     Pursuant to Elkhorn's volume concession program available to broker-dealers based on sales based on all Elkhorn unit trusts (the "Standard Volume Concession Program"), broker-dealers may receive the following volume concessions:


Sales During                            Concession
Calendar Quarter                          per Unit
--------------------------------------------------
$5,000,000 but less than $10,000,000       0.050%
$10,000,000 but less than $25,000,000      0.075%
$25,000,000 but less than $50,000,000      0.100%
$50,000,000 but less than $100,000,000     0.125%
$100,000,000 or more                       0.150%
Alpha Partnership Program*

* Elkhorn periodically offers opportunities for firms to become part of its "Alpha Partnership Program." Alpha Partners meet certain requirements and provide additional information to become part of the program and are paid based on the Alpha Partner volume concession schedule. For more information, please contact the Sponsor.

     These amounts are applied as a percent of the unit price per transaction at the time of the transaction and will be retroactive to the prior sales once $5,000,000 in sales has been reached for the calendar quarter.

     Such payments will be in addition to the regular concessions paid to dealer firms as set forth in the applicable Trust's prospectus. Eligible dealer firms and other selling agents include clearing firms that place orders with Elkhorn and provide Elkhorn with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker-dealer firms or firms who place orders through clearing firms that are eligible dealers. In determining whether the above volume sales levels are met, eligible unit trusts include all Elkhorn unit trusts sold in the primary market, either on a transactional or fee-based account basis; however, dealers and other selling agents will not receive a concession on the sale of units which are not subject to a transactional sales charge. Redemptions of units during the primary offering period will reduce the amount of units used to calculate the volume concessions.

     Alternatively, broker-dealers may opt to receive the volume concessions set forth below based on the sales of the Trust or future trusts with the same general strategy (the "Alternative Volume Concessions Program").


Sales During                           Concession
Primary Period                           per Unit
-------------------------------------------------
$10,000,000 but less than $25,000,000     0.100%
$25,000,000 but less than $50,000,000     0.150%
$50,000,000 or more                       0.200%

     These amounts are applied as a percent of the unit price per transaction at the time of the transaction and will be retroactive to the prior sales once $10,000,000 in sales has been reached for the primary offering period of the Trust or future trusts with the same general strategy.

     Such payments will be in addition to the regular concessions paid to dealer firms as set forth in the applicable Trust's prospectus. Eligible dealer firms and other selling agents include clearing firms that place orders with Elkhorn and provide Elkhorn with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker-dealer firms or firms who place orders through clearing firms that are eligible dealers. In determining whether the above volume sales levels are met, eligible unit trusts include the Trust, or future trusts with a similar general strategy, sold in the primary market, either on a transactional or fee-based account basis. Redemptions of units during the primary offering period will reduce the amount of units used to calculate the volume concessions. Volume sales accrued under the Alternative Volume Concessions Program will not be aggregated with volume sales accrued under the Standard Volume Concessions Program.

     Elkhorn reserves the right to modify or terminate the volume concession program at any time. In addition, whether certain sales will be included in determining whether a firm has met the sales level breakpoints for volume concessions also will be subject to the policies of the related selling firms. The Sponsor may also pay to certain dealers an administrative fee for information or service used in connection with the distribution of trust units. Such amounts will be in addition to any concessions received for the sale of units.

     In addition to the concessions described above, the Sponsor may pay additional compensation out of its own assets to broker-dealers that meet certain sales targets and that have agreed to provide services relating to the Trust to their customers. This compensation is intended to result in additional sales of Elkhorn products and/or compensate broker-dealers and financial advisers for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of Elkhorn products by the intermediary or its agents, the placing of Elkhorn products on a preferred or recommended product list, access to an intermediary's personnel, and other factors.

     The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker-dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor may make such payments to many intermediaries that sell Elkhorn products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating unit sales, such as the costs of developing trading or purchasing trading systems to process unit trades.

     Payments of such additional compensation, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend an Elkhorn product, including your Trust, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your units.

     We generally register units for sale in various states in the United States. We do not register units for sale in any foreign country. It is your financial professional's responsibility to make sure that units are registered or exempt from registration if you are a foreign investor or if you want to buy units in another country. This prospectus does not constitute an offer of units in any state or country where units cannot be offered or sold lawfully. We may reject any order for units in whole or in part. We may gain or lose money when we hold units in the primary or secondary market due to fluctuations in unit prices. The gain or loss is equal to the difference between the price we pay for units and the price at which we sell or redeem them. We may also gain or lose money when we deposit securities to create units. For example, we lost the amount set forth in the Trust's "Trust Portfolio" on the initial deposit of securities into the Trust.

HOW TO SELL YOUR UNITS

     You can sell your units on any business day by contacting your financial professional or, in some cases, the Trustee. Unit prices are available daily on the Internet at www.elkhorn.com/UITS or through your financial professional. We often refer to the sale price of units as the "liquidation price." Certain broker-dealers may charge a transaction fee for processing unit redemptions or sale requests. Until the end of the initial offering period or six months after the inception date, at the discretion of the Sponsor, the price at which the Trustee will redeem units and the price at which the Sponsor may repurchase units include estimated organization costs. After such period, the amount paid will not include such estimated organization costs.

     Selling Units. The Sponsor may maintain a secondary market for units; this means that if you want to sell your units, the Sponsor may buy them at the current net asset value or "liquidation price," depending on whether or not your Trust is in its initial offering period. The Sponsor may then resell the units to other investors at the public offering price or redeem them for the redemption price. After the close of the initial offering period, the sale and redemption price of units is equal to the net asset value per unit. During the initial offering period, the sale and redemption price of units is equal to the net asset value per unit less the total of any C&D Fees. During the initial offering period the sale and redemption price is sometimes referred to as the "liquidation price." Certain broker-dealers might also maintain a secondary market in units. You should contact your financial professional for current repurchase prices to determine the best price available. The Sponsor may discontinue the secondary market at any time without notice. Even if the Sponsor does not make a market, you will be able to redeem your units with the Trustee on any business day for the current redemption price.

     Redeeming Units. You may also redeem your units directly with the Trustee on any day the New York Stock Exchange is open. For the good operation of the Trust, the Sponsor requests that all redemption orders be submitted to the Trustee by 3 p.m. Eastern time. You will receive the redemption price for a particular day if the Trustee receives your completed redemption request prior to the close of regular trading on the New York Stock Exchange. Redemption requests received by authorized financial professionals prior to the close of regular trading on the New York Stock Exchange that are properly transmitted to the Trustee by the time designated by the Trustee are priced based on the date of receipt. Redemption requests received by the Trustee after the close of regular trading on the New York Stock Exchange, redemption requests received by authorized financial professionals after that time or redemption requests received by such persons that are not transmitted to the Trustee until after the time designated by the Trustee are priced based on the date of the next determined redemption price, provided they are received in a timely manner by the Trustee on such date. It is the responsibility of authorized financial professionals to transmit to the Trustee redemption requests received by them so they will be received in a timely manner. If your request is not received in a timely manner or is incomplete in any way, you will receive the next redemption price computed after the Trustee receives your completed request.

     If you redeem your units, the Trustee will generally send you a payment for your units no later than seven days after it receives all necessary documentation (this will usually only take three business days). The only time the Trustee can delay your payment is if the New York Stock Exchange is closed (other than weekends or holidays), the Securities and Exchange Commission determines that trading on that exchange is restricted or an emergency exists making sale or evaluation of the securities not reasonably practicable, and for any other period that the Securities and Exchange Commission permits.

     In-Kind Distribution. If the Sponsor or a broker-dealer that maintains a secondary market in the units receives an in-kind distribution, the Trust Agreement provides that (i) it will receive its pro rata share of the Trust's securities in whole shares of the applicable securities and cash equal to any fractional shares (as all redeeming unitholders are entitled to receive); (ii) the in-kind distribution will be consistent with the Trust's redemption policies; (iii) neither it nor any other party with a pecuniary incentive to influence the transfer or distribution may select, or influence the selection of, the transferred assets; (iv) the transfer or distribution cannot favor the sponsor to the detriment of any other unitholder; and (v) the trustee will monitor each in-kind redemption for compliance with these requirements and maintain records for each transfer or distribution.

DISTRIBUTIONS

     Distributions. Your Trust may pay a special distribution in order to maintain the qualification of your Trust as a regulated investment company or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on undistributed income in the Trust. The amount of your distributions will vary from time to time as companies change their dividends, as Trust expenses change or as a result of changes in the Trust's portfolio.

     Your Trust generally pays distributions of its net investment income along with any excess capital on each distribution date to unitholders of record on the preceding record date. The record and distribution dates are shown under "Essential Information" for the Trust. The amount of your distributions will vary from time to time as companies change their dividends or Trust expenses change.

     Reports. The Trustee or your financial professional will make available to you a statement showing income and other receipts of your Trust for each distribution. Each year the Trustee will also provide an annual report on your Trust's activity and certain tax information. You can request copies of security evaluations to enable you to complete your tax forms and audited financial statements for your Trust, if available.

ADDITIONAL INVESTMENT RISKS

     All Investments Involve Risk. This section describes the main risks that can impact the value of the securities in your Trust. You should understand these risks before you invest. You could lose some or all of your investment in the Trust. Recently, equity markets have experienced significant volatility. If the value of the securities falls, the value of your units will also fall. The Sponsor cannot guarantee that your Trust will achieve its objective or that your investment return will be positive over any period.

     Market Risk. Market risk is the risk that a particular security in the Trust, the Trust itself or securities in general may fall in value. Market value may be affected by a variety of factors, including general securities markets movements, changes in the financial condition of an issuer or a sector, changes in perceptions about an issuer or a sector, interest rates and inflation and governmental policies and litigation.

     Even though the Evaluator carefully supervises your portfolio, you should remember that it does not, nor does the Sponsor, manage your portfolio. Your Trust will not sell a security solely because the market value falls, as is possible in a managed fund.

     Options Risk. The value of the FLEX Options will be affected by changes in the price of the Reference Asset, the value of the Underlying Index and its underlying securities, changes in interest rates, changes in the actual and perceived volatility of the stock market and the Reference Asset, Underlying Index and the underlying securities and the remaining time to the Option Expiration Date. The value of the FLEX Options does not increase and decrease at the same rate as the price of shares of the Reference Asset (although they generally move in the same direction). However, as a FLEX Option approaches its expiration date, its value increasingly moves with the value of the Underlying Index. The value of the Written Options reduces the value of your units. The Written Options create an obligation to potentially make a payment in contrast to the Purchased Option, which creates an obligation to potentially receive a payment. As the value of the Written Option contracts increases, it has a negative impact on the value of your units.

     When the Trust buys option contracts, the value of your units increases, but if the value of these options contracts decreases, it has a negative impact on the value of your units. The Trust may experience substantial downside from specific option contracts positions, and certain option contract positions may expire worthless.

     Underlying Reference Asset Performance and Equity Risk. The FLEX Options contracts represent indirect positions in the Reference Asset and are subject to changes in value as the price of shares of the Reference Asset rises or falls. The settlement value of the FLEX Options is based on the Reference Asset Closing Value on the Option Expiration Date, and will be substantially determined by market conditions and the price of shares of the Reference Asset, the value of the Underlying Index and the value of securities comprising the Underlying Index as of such time. The value of the Reference Asset will fluctuate over time based on changes in the value of the stocks held by the Reference Asset, which may be impacted by changes in general economic conditions, expectations for future economic growth and corporate profits, interest rates and the supply and demand for small-capitalization stocks in the United States. The value of the Trust does not appreciate due to dividend payments by the Reference Asset. The Trust seeks to provide target returns or losses on the price performance of the Reference Asset.

     Although common stocks have historically generated higher average returns than fixed-income securities over the long term, common stocks also have experienced significantly more volatile returns. Common stocks are structurally subordinated to preferred stocks, bonds and other debt instruments in a company's capital structure and represent a residual claim on the issuer's assets that have no value unless such assets are sufficient to cover all other claims.

     Small-Capitalization and Mid-Capitalization Company Risk. The Reference Asset invests in securities issued by small-capitalization and mid-capitalization companies. These securities customarily involve more investment risk than securities of large-capitalization companies. These additional risks are due in part to the following factors. Small-capitalization and mid-capitalization companies may:

     o    Have limited product lines, markets or financial resources;

     o Be new and developing companies, which seek to develop and utilize new and/or emerging technologies. These technologies may be slow to develop or fail to develop altogether;

     o    Have less publicly available information;

     o    Lack management depth or experience;

     o    Be less liquid;

     o    Be more vulnerable to adverse general market or economic developments;
          and

     o Be dependent upon products that were recently brought to market, or upon key personnel.

     Credit Risk. An issuer, guarantor or counterparty of a security in the Trust is unable or unwilling to meet its obligation on the security. The OCC acts as guarantor and central counterparty with respect to the FLEX Options. As a result, the ability of the Trust to meet its objective depends on the OCC being able to meet its obligations.

     Capped Upside and Partial Downside Protection. The target return for units purchased on the Trust's inception date and held for the life of the Trust is based on the price performance of the Reference Asset is subject to a capped amount and may be less than the price performance of the Reference Asset. Even if there are significant increases in the price performance of the Reference Asset, the amounts you may receive is capped. Unitholders may experience significant losses on their investment up to a total loss on your investment if the price of shares of the Reference Asset declines by more than the cap. You may realize a return that is higher or lower than the intended returns or losses as a result of redeeming units prior to the Mandatory Termination Date, where FLEX Options or Treasury Obligations are otherwise liquidated by the Trust prior to expiration, if the Trust is unable to maintain the proportional relationship of the FLEX Options and Treasury Obligations based on the number of FLEX Option contracts of or Treasury Obligations in the Trust's portfolio, if a Corporate Action occurs with respect to the Reference Asset, or if there are increases in potential tax-related expenses and other expenses of the Trust above estimated levels.

     Performance Trigger Risk. The application of the predetermined trigger may result in the Trust terminating at a price below what may have been possible if the trigger were not in place. In addition, investors may be subject to adverse tax consequences and possibly short-term capital gains rates as a result of the application of the trigger.

     Furthermore, the net proceeds from the liquidation may be more or less than the amount calculated on the Performance Trigger Day due to market conditions and because the trustee may be unable to liquidate the Trust's holdings at the same price used to calculate the net asset value on the Performance Trigger Day.

     Exchange-Traded Funds. The FLEX Options reference the price performance of the Reference Asset, which is an exchange-traded fund ("ETF"). Shares of ETFs frequently trade at a discount from their net asset value in the secondary market. This risk is separate and distinct from the risk that the net asset value of fund shares may decrease. The amount of such discount from net asset value is subject to change from time to time in response to various factors. ETFs are subject to the risk of an inability to meet the ETF's investment objective. The FLEX Options reference the price performance of the Reference Asset, which is adversely impacted by its operating expenses. ETFs also face index correlation risk which is the risk that the performance of an ETF will vary from the actual performance of the ETF's target index, known as "tracking error." This can happen due to transaction costs, market impact, corporate actions (mergers and spinoffs) and timing variances.

     Legislation Risk. Tax legislation proposed by the President or Congress, tax regulations proposed by the U.S. Treasury or positions taken by the Internal Revenue Service could affect the value of the Trust by changing the taxation or tax characterizations of the portfolio securities or of dividends and other income paid by or related to such securities. Congress has considered such proposals in the past and may do so in the future. Various legislative initiatives will be proposed from time to time in the United States and abroad that may have a negative impact on certain of the companies represented in the Underlying Index. In addition, litigation regarding any of the issuers of the securities or of the industries represented by these issuers may negatively impact the share prices of these securities. No one can predict whether any legislation will be proposed, adopted or amended by Congress and no one can predict the impact that any other legislation might have on the Trust or the securities included in the Underlying Index.

     Tax Risk. The Trust intends to treat any income it may derive from the FLEX Options as "qualifying income" under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to "regulated investment companies" ("RICs"), based on language in the Code. In addition, based upon language in the legislative history of the relevant Code sections, the Trust intends to treat the issuer of the FLEX Options as the Reference Asset, which, assuming the Reference Asset qualifies as a RIC, would allow the Trust to qualify for special rules in the RIC diversification requirements. If the income is not qualifying income or the issuer of the FLEX Options is not appropriately the Reference Asset, the Trust could lose its own status as a RIC. The Reference Asset may be classified as a RIC for federal income tax purposes but may have significant exposure to commodities and other derivative products. RICs are required to meet certain income and diversifications tests in order to avoid federal income tax at the RIC level. Most commodity income will not be qualifying income for a RIC for such purposes. Derivative income may or may not be qualifying income depending upon whether the income relates to the RIC's business of investing in securities. The Trust has not reviewed the assets or income of the underlying RICs. If a RIC in the Trust's portfolio does not meet the RIC qualification tests, the RIC would be taxed as a C corporation and returns from that entity would be on an after-tax basis. If the Reference Asset is not classified as a RIC, the manner in which the FLEX Options are treated for the purposes of the Trust's diversification tests may change and, in certain circumstances, the Trust could lose its own RIC status. The Trust is investing in offsetting positions in regard to the Reference Asset. The result of the offsetting positions is that the Trust may recognize little or no long-term capital gain income even if the Trust holds its positions for more than the long-term capital gain holding period. Because of the loss of long-term capital gains from portfolio investments, in some factual circumstances investors could have a lower after-tax return from investing in the Trust than from investing directly in the Reference Asset.

     The Trust may have significant exposure to the FLEX Options on the Reference Asset. Although the FLEX Options are documented as options, there other derivative contracts that may be economically identical or substantially similar that have significantly different tax treatment. For example, if the FLEX Options were collapsed into a single contract the FLEX Options may be treated as a notional principal contract under the proposed regulations. The proposed regulations would require the Trust to recognize income periodically over the term of the contracts if the contracts were notional principal contracts. Also, option premiums are not taken into income under current law until the option lapses or is exercised. If the FLEX Options were recharacterized, there may be a requirement to recognize the option premiums immediately upon receipt. Since the Trust is not planning on including income from the contract periodically over the life of the contract or including the option premiums in income, a recharacterization could affect the ability of the Trust to meet certain RIC qualification tests.

     If the Trust did not qualify as a RIC for any taxable year and certain relief provisions were not available, the Trust's taxable income would be subject to tax at the Trust level and to a further tax at the shareholder level when such income is distributed. In such event, in order to re-qualify for taxation as a RIC, the Trust might be required to recognize unrealized gains, pay substantial taxes and interest and make certain distributions. This would cause investors to incur higher tax liabilities than they otherwise would have incurred, which would have a negative impact on Trust returns. In such event, it may be determined to reorganize or close the Trust or materially change the Trust's investment objective and strategies.

     The options included in the Trust are exchange-traded options. Under
Section 1256 of the Code, certain types of options are required to be treated as if they were sold at the end of each year. Such treatment would cause the Trust to have taxable income without receiving cash. In order to maintain its RIC qualification, the Trust must distribute at least 90% of its income annually. Although the Trust does not believe the options are subject to the 1256 rules, if it were later determined that the options were subject to the 1256 rules the Trust may retroactively lose its RIC qualification and be taxed as a C corporation. In the event that the Trust fails to qualify as a RIC, the Trust will promptly notify unit holders of the implications of that failure.

     In the "Taxes" section of this prospectus the potential for capital gains treatment is described. The Code limits the availability of capital gains treatment in certain circumstances. If a unit holder holds units as inventory, the unit holder will not be eligible for capital gains on disposition of the units. If the transaction is marketed or sold as producing capital gains from a straddle position or the transaction is identified as a conversion transaction by the Internal Revenue Service ("IRS"), the unit holder will not be eligible for capital gains. The Sponsor has represented that the transaction will not be marketed or sold as producing capital gains from a straddle position. The structure of the Trust's investments has not been identified by the IRS as a conversion transaction. However, the behavior of brokers and dealers distributing the product could affect the character of the gain on disposition. The IRS could at some future point identify the structure of the Trust's investments as a conversion transaction. In such a situation, unit holders would not be eligible for capital gains.

     Treasury Obligations Risk. Treasury Obligations are direct obligations of the United States that are backed by the full faith and credit of the United States. The value of the Treasury Obligations will be adversely affected by decreases in bond prices and increases in interest rates. Certain Treasury Obligations may have been purchased on the Trust's inception date at prices greater than their par value at maturity, indicating a market premium. Generally, the value of bonds purchased at a market discount will increase in value faster than bonds purchased at a market premium if interest rates decrease. Conversely, if interest rates increase, the value of bonds purchased at a market discount will decrease faster than bonds purchased at a market premium.

     Implied Volatility Risk. The value of the FLEX Options may change with the implied volatility of the Reference Asset, the Underlying Index and the securities comprising the Underlying Index. No one can predict whether implied volatility will rise or fall in the future.

     Liquidity Risk. The value of a FLEX Option will fall in value if trading in the FLEX Option is limited or absent. No one can guarantee that a liquid secondary trading market will exist for the Options. Trading in the FLEX Options may be less deep and liquid than in certain other securities. FLEX Options may be less liquid than certain non-customized options. The Sponsor expects that the Trust will hold 10% or less of its net asset value in illiquid securities. In a less liquid market for the FLEX Options, liquidating the FLEX Options may require the payment of a premium or acceptance of a discounted price and may take longer to complete. In a less liquid market for the FLEX Options, the liquidation of a large number of options may more significantly impact the price. A less liquid trading market may adversely impact the value of the FLEX Options and your units. It is not anticipated that there will be an existing market for options with the exact customized terms as the FLEX Options, and an active market may not be established. Prior to the Trust's inception date, there has been no existing trading market for the FLEX
Options.

     Valuation Risk. Under certain circumstances, current market prices may not be available with respect to the FLEX Options. Under those circumstances, the value of the FLEX Options will require more reliance on the judgment of the Evaluator (defined below) than that required for securities for which there is an active trading market. This creates a risk of mispricing or improper valuation of the FLEX Options, which could impact the valuation of units.

     Inflation Risk. Inflation risk is the risk that the value of assets or income from investments will be less in the future as inflation decreases the value of money.

DISTRIBUTION OF UNITS

     The Sponsor sells units to the public through broker-dealers, registered investment advisers, certified financial planners and other firms. The Sponsor may pay part of the distribution fee to third-party distribution and marketing firms when they introduce units to potential buyers or intermediaries.

     The Sponsor may, at its own expense and out of its own profits, pay for third-party distribution assistance, including, but not limited to, obtaining shelf space in clearing firms and similar activities designed to aid in the sale of the Sponsor's products. These arrangements will not change the price you pay for your units. In addition, part of the distribution fee will be used to compensate third parties for providing services to the Sponsor and access to their trading platforms and adviser networks. The level of compensation third parties receive will be based on various criteria, which may include sales volume.

     The Sponsor generally registers units for sale in various states in the United States. The Sponsor does not register units for sale in any foreign country. This prospectus does not constitute an offer of units in any state or country where units cannot be offered or sold lawfully. The Sponsor may reject any order for units in whole or in part.

     The Sponsor may gain or lose money when it holds units in the primary or secondary market due to fluctuations in unit prices. The gain or loss is equal to the difference between the price the Sponsor pays for units and the price at which it sells or redeems them. The Sponsor may also gain or lose money when it deposits securities to create units. The amount of its profit or loss on the initial deposit of securities into your Trust is shown in the "Notes to Portfolio" for the Trust.

TRUST ADMINISTRATION

     The Trust. The Trust is a unit investment trust registered under the Investment Company Act of 1940. The Sponsor created your Trust under the Trust Agreement between Elkhorn Securities, LLC (as depositor), Elkhorn Investments, LLC (as evaluator and supervisor, the "Evaluator") and The Bank of New York Mellon (as trustee). Each unit represents an undivided interest in the assets of the Trust. To create the Trust, the Sponsor deposited securities with the Trustee (or contracts to purchase securities along with an irrevocable letter of credit, cash or other consideration to pay for the securities). In exchange, the Trustee delivered units of each Trust to the Sponsor. These units remain outstanding until redeemed or until your Trust terminates. At the close of the New York Stock Exchange on the Trust's inception date or on the first day units are sold to the public, if later, the number of units may be adjusted so that the public offering price per unit equals $102. The number of units and fractional interest of each unit in your Trust will increase or decrease to the extent of any adjustment.

     Changing Your Portfolio. The Trust is not a managed fund. Unlike a managed fund, the Sponsor designed the Trust to remain relatively fixed. The Trust will generally buy and sell securities to pay expenses, to issue additional units or to redeem units, in limited circumstances to protect the Trust, to make required distributions or to avoid imposition of taxes on the Trust. Specifically, the Trust Agreement provides that the Evaluator may (but need not) direct the Trustee to dispose of a security in certain events such as the issuer having defaulted on the payment on any of its outstanding obligations, the issuer having qualified as a passive foreign investment company under the Internal Revenue Code, the price of a security having declined to such an extent or other such credit factors existing so that in the opinion of the Evaluator the sale of such securities is necessary to maintain the sound investment character of the Trust, or the sale of such securities is necessary or advisable to maintain the qualification of the Trust as a regulated investment company or provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excess taxes on the Trust or on undistributed income in the Trust. The proceeds from the sale of any securities will not be used to purchase any additional securities.

     When your Trust sells securities, the composition and diversity of the securities in the portfolio may be altered. If a public tender offer has been made for a security or if a merger, acquisition or similar transaction has been announced affecting a security, the Trustee may either sell the security or accept a tender offer, if the supervisor determines that the action is in the best interest of unitholders. The Trustee will distribute any cash proceeds to unitholders. If your Trust receives securities or other property, it will either hold the securities or property in the portfolio or sell the securities or property and distribute the proceeds. If any contract for the purchase of securities fails, the Sponsor will refund the cash and sales charge attributable to the failed contract to unitholders on or before the next distribution date unless substantially all of the moneys held to cover the purchase are reinvested in substitute securities in accordance with the Trust Agreement, as described below.

     Replacement Securities. In the event that any contract to purchase a security is not consummated in accordance with its terms (a "Failed Contract Security"), the Sponsor may instruct the Trustee in writing either to effect a buy-in in accordance with the rules of the marketplace where the Failed Contract Securities were purchased or of its clearinghouse or to purchase a replacement security (the "Replacement Security") that has been selected by the Sponsor out of funds held by the Trustee. Purchases of Replacement Securities will be made subject to the following conditions:

     o The Replacement Securities will be securities as originally selected for the Trust or, in the case of a Trust that is a registered investment company for tax purposes, securities that the Sponsor determines to be similar in character to securities originally selected for the Trust;

     o The purchase of the Replacement Securities will not adversely affect the federal income tax status of the Trust;

     o The purchase price of the Replacement Securities will not exceed the total amount of cash deposited, or the amount available under the Letter of Credit deposited, by the Sponsor at the time of the deposit of the Failed Contract Security; and

     o The Replacement Securities will be purchased within 30 days after the failed deposit of the Failed Contract Security.

     In the event of a Failed Contract Security, where Replacement Securities cannot be purchased, the cash will be returned to the unitholders and generally treated as a return on principal for tax purposes.

     Any contract to deliver Trust securities may not exceed 120 days from the effective date of the Trust's registration statement.

     The Sponsor will increase the size of your Trust as it sells units during the initial offering period. When the Sponsor creates additional units, it will seek to replicate the existing portfolio.

     When your Trust buys securities, it may pay brokerage or other acquisition fees. You could experience a dilution of your investment because of these fees and fluctuations in security prices between the time the Sponsor creates units and the time the Trust buys the securities. When your Trust buys or sells securities, the Sponsor, acting in an agency capacity, may direct that it place orders with and pay brokerage commissions to brokers that sell units or are affiliated with the Trust or the Trustee.

     Investment Policies. When your Trust was created, the Sponsor delivered to the Trustee securities or contracts for the purchase thereof for deposit in the Trust and the Trustee delivered to the Sponsor documentation evidencing the ownership of units of the Trust. After your Trust is created, the Sponsor may deposit additional securities in the Trust, contracts to purchase additional securities along with cash (or a bank letter of credit in lieu of cash) to pay for such contracted securities or cash (including a letter of credit) with instructions to purchase additional securities. Such additional deposits will be in amounts that will seek to replicate, as closely as practicable, the portfolio immediately prior to such deposits. If the Sponsor deposits cash, existing and new investors may experience a dilution of their investments and a reduction in their anticipated income because of fluctuations in the prices of the securities between the time of the cash deposit and the purchase of the securities and because the Trust will pay the associated brokerage fees.

     Unitholders will not be able to dispose of or vote any of the securities in the Trust. As the holder of the securities, the Trustee will vote the securities and will endeavor to vote the securities such that the securities are voted as closely as possible in the same manner and the same general proportion as are the securities held by owners other than such Trust. However, the Trustee may not be able to vote the securities in the Trust that are traded on foreign exchanges.

     Amending the Trust Agreement. The Sponsor, the Evaluator and the Trustee can change the Trust Agreement without your consent to correct any provision that may be defective or to make other provisions that will not materially adversely affect your interest (as determined by the Sponsor and the Trustee). The Sponsor cannot change this agreement to reduce your interest in the Trust without your consent. Investors owning two-thirds of the units in the Trust may vote to change this agreement.

     Termination of the Trust. The Trust will terminate on the termination date set forth under "Principal Investment Strategy" and "Essential Information" for the Trust. The Trustee may terminate your Trust early if the value of the Trust is less than 40% of the original value of the securities in the Trust at the time of deposit. At this size, the expenses of your Trust may create an undue burden on your investment. Investors owning two-thirds of the units in your Trust may also vote to terminate the Trust early. The Trustee will liquidate your Trust in the event that a sufficient number of units not yet sold to the public are tendered for redemption so that the net worth of the Trust would be reduced to less than 40% of the value of the securities at the time they were deposited in the Trust. If this happens, the Sponsor will refund any sales charge that you paid.

     The Trustee will notify you of any termination and sell any remaining securities. The Trustee will send your final distribution to you within a reasonable time following liquidation of all the securities after deducting final expenses. Your termination distribution may be less than the price you originally paid for your units.

     The Sponsor. The Sponsor of the Trust is Elkhorn Securities, LLC. Elkhorn is registered under the Securities Exchange Act of 1934, as amended, as a broker-dealer. Elkhorn is organized as a limited liability company under the laws of the State of Delaware. Elkhorn is a member of the Financial Industry Regulatory Authority, Inc. and the Securities Investor Protection Corporation. The principal office of Elkhorn is 207 Reber Street, Suite 201, Wheaton, Illinois 60187. If the Sponsor fails to or cannot perform its duties as Sponsor or becomes bankrupt, the Trustee may replace it, continue to operate the Trust without a Sponsor or terminate the Trust.

     The Sponsor and the Trust have adopted a code of ethics requiring their employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trust.

     The Evaluator. The Evaluator and supervisor of the Trust is Elkhorn Investments, LLC, a Delaware limited liability company. The Evaluator is registered under the Investment Advisers Act of 1940, as amended. The Evaluator is an affiliate of the Sponsor through common ownership, and certain representatives of the Evaluator serve as registered representatives of the Sponsor and will participate in the sale of Trust units. While the Evaluator is responsible for evaluating and supervising the Trust's portfolio, none of the Sponsor, the Trustee nor the Evaluator manages the Trust.

     The Trustee. The Bank of New York Mellon is the Trustee of the Trust with its principal unit investment trust division offices located at 2 Hanson Place, 12th Floor, Brooklyn, New York 11217. You can contact the Trustee by calling the telephone number on the back cover of this prospectus or by writing to its unit investment trust office. The Sponsor may remove and replace the Trustee in some cases without your consent. The Trustee may also resign by notifying the Sponsor and investors.

     Portfolio Consultant. Vest Financial, LLC has been selected by the Sponsor to serve as the portfolio consultant for the Trust. As portfolio consultant, Vest will assist the Sponsor with the selection of the Trust's portfolio. For its service as portfolio consultant, Vest will be paid by the Sponsor a fee as follows:

Net Asset Value of the
Product Held by                           Portfolio
Unitholders*                         Consulting Fee
---------------------------------------------------
$0 to $15,000,000                0.05% of Net Asset
                                      Value held by
                                        Unitholders

$15,000,000 to $20,000,000       0.10% of Net Asset
                                      Value held by
                                        Unitholders

$20,000,000 to $25,000,000       0.15% of Net Asset
                                      Value held by
                                        Unitholders

$25,000,000 or more              0.20% of Net Asset
                                      Value held by
                                        Unitholders

*    Calculated at the close of the Product's initial offering period

     While the Sponsor is responsible for supervising the Trust's portfolio, neither the Sponsor nor the portfolio consultant manages the Trust. The portfolio consultant is not an affiliate of the Sponsor. The portfolio consultant may use the list of securities included in the Trust's portfolio in its independent capacity as an investment adviser and distribute this information to various individuals and entities. The portfolio consultant may recommend or effect transactions in the securities included in the Trust. This may have an adverse effect on the prices of the securities included in the Trust. This also may have an impact on the price your Trust pays for the securities and the price received upon unit redemptions or trust termination. The portfolio consultant may act as agent or principal in connection with the purchase and sale of securities, including the securities included in the Trust. The portfolio consultant's research department may receive compensation based on commissions generated by research and/or sales of units.

     You should note that the selection criteria was applied to the securities for inclusion in the Trust prior to the Trust's inception date. After this time, the securities included in the Trust may no longer meet the selection criteria. Should a security no longer meet the selection criteria, we will generally not remove the security from your Trust. In offering the units to the public, neither the Sponsor nor any broker-dealers are recommending any of the individual securities but rather are recommending the entire pool of securities in your Trust, taken as a whole, which is represented by the units.

     Limitations on Liability. The Sponsor is liable for the performance of its obligations arising from its responsibilities under the Trust Agreement but will be under no liability to the unitholders for taking any action or refraining from any action in good faith pursuant to the Trust Agreement or for errors in judgment, except in cases of its own gross negligence, bad faith or willful misconduct or its reckless disregard for its duties thereunder. The Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of the sale of any securities.

     The Trust Agreement provides that the Trustee shall be under no liability for any action taken in good faith in reliance upon prima facie properly executed documents or for the disposition of moneys, securities or certificates except by reason of its own gross negligence, bad faith or willful misconduct, or its reckless disregard for its duties under the Trust Agreement, nor shall the Trustee be liable or responsible in any way for depreciation or loss incurred by reason of the sale by the Trustee of any securities. In the event that the Sponsor shall fail to act, the Trustee may act and shall not be liable for any such action taken by it in good faith. The Trustee shall not be personally liable for any taxes or other governmental charges imposed upon or in respect of the securities or upon the interest thereof. In addition, the Trust Agreement contains other customary provisions limiting the liability of the Trustee.

     The unitholders may rely on any evaluation furnished by the Evaluator and shall have no responsibility for the accuracy thereof. The Trust Agreement provides that the determinations made by the Evaluator shall be made in good faith upon the basis of the best information available to it, provided, however, that the Evaluator shall be under no liability to the Trustee or unitholders for errors in judgment, but shall be liable for its gross negligence, bad faith or willful misconduct or its reckless disregard for its obligations under the Trust Agreement.

TAXES

     This section summarizes some of the main U.S. federal income tax consequences of owning units of the Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a corporation, a non-U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section does not describe your state, local or foreign tax consequences.

     This federal income tax summary is based in part on the advice of counsel to the Sponsor. The IRS could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to, the federal income tax treatment of the assets to be deposited in the Trust. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

     As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

     Trust Status. The Trust has elected to be taxed as a RIC and intends to meet all requirements that are necessary for it to be relieved of federal taxes on income and gains it distributes to unitholders. As a RIC, the Trust will not be subject to federal income tax on the portion of its net investment income (i.e., its investment company taxable income, as that term is defined in the Code, without regard to the deduction for dividends paid) and net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) that it distributes to unitholders, provided that it distributes at least 90% of its net investment income for the year (the "Distribution Requirement") and satisfies certain other requirements of the Code that are described below. The fund also intends to make such distributions as are necessary to avoid the otherwise applicable 4% non-deductible excise tax on certain undistributed earnings.

     In addition to satisfying the Distribution Requirement, the Trust must derive at least 90% of its gross income from (i) dividends, interest, certain payments with respect to loans of stock and securities, gains from the sale or disposition of stock, securities or foreign currencies and other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies; and (ii) net income derived from an interest in "qualified publicly traded partnerships" (as such term is defined in the Code). The fund must also satisfy an asset diversification test in order to qualify as a RIC (the "Diversification Requirement"). Under this test, at the close of each quarter of the Trust's taxable year, (i) 50% or more of the value of the Trust's assets must be represented by cash, U.S. government securities, securities of other RICs, and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Trust's assets and 10% of the outstanding voting securities of such issuer; and (ii) not more than 25% of the value of the Trust's assets may be invested in securities of (a) any one issuer (other than U.S. government securities or securities of other RICs), or of two or more issuers which the fund controls and which are engaged in the same, similar or related trades or businesses or (b) in the securities of one or more "qualified publicly traded partnerships" (as such term is defined in the Code).

     In regard to the Trust's ability to qualify as a RIC, the Trust's exposure to the Options raises some issues that are not free from doubt. If the Options are recharacterized or the treatment of the Options changes, the Trust may fail either or both of the Distribution Requirement or the Diversification Requirement. The Trust believes that it does qualify as a RIC and intends to file consistently with that position. However, if the Trust did not qualify as a RIC for any taxable year and certain relief provisions were not available, the Trust's taxable income would be subject to tax at the trust level and to a further tax at the unitholder level when such income is distributed. In such event, in order to re-qualify for taxation as a RIC, the Trust might be required to recognize unrealized gains, pay substantial taxes and interest and make certain distributions. This would cause investors to incur higher tax liabilities than they otherwise would have incurred, which would have a negative impact on Trust returns.

     Distributions. Trust distributions are generally taxable. In addition, the Trust may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you. The tax status of your distributions from your Trust is not affected by whether you reinvest your distributions in additional units or receive them in cash. The income from your Trust that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales charge, if any. The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year. Income from the Trust may also be subject to a new 3.8% "Medicare tax." This tax generally applies to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

     Sale or Redemption of Units. If you sell or redeem your units, you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in your units from the amount you receive in the transaction. Your tax basis in your units is generally equal to the cost of your units, generally including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your units. The information statement you receive in regard to the sale or redemption of your units may contain information about your basis in the units and whether any gain or loss recognized by you should be considered long-term or short-term capital gain. The information reported to you is based upon rules that do not take into consideration all facts that may be known to you or your advisors. You should consult with your tax advisors about any adjustments that may need to be made to the information reported to you.

     A unitholder will recognize gain or loss on the sale of units in an amount equal to the difference between the proceeds of the sale and the unitholder's adjusted tax basis in the units. The Sponsor has the right, but not the obligation, to purchase units for a cash amount equal to the current redemption price from any unitholder that opts to have its units redeemed.

     All or a portion of any loss so recognized may be disallowed if the unitholder acquires other units within a period of 61 days beginning 30 days before such disposition, such as pursuant to reinvestment of a dividend in units.

     In general, any gain or loss arising from (or treated as arising from) the sale or redemption of units will be considered capital gain or loss and will be long-term capital gain or loss if the units were held for more than one year. However, any capital loss arising from the sale or redemption of units held for six months or less will be treated as a long-term capital loss to the extent of the amount of any capital gain dividends received on (or undistributed capital gains credited with respect to) such units. Capital gain of a noncorporate U.S. unit holder is generally taxed at a maximum rate of 20% where the property is held by the unitholder for more than one year. Capital gain of a corporate unitholder is taxed at the same rate as ordinary income.

     Capital Gains and Losses. If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% for taxpayers in the 39.6% tax bracket; 15% for taxpayers in the 25%, 28%, 33% and 35% tax brackets; and 0% for taxpayers in the 10% and 15% tax brackets. Capital gains from the sale of units may also be subject to the "Medicare tax" described above.

     Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Code treats certain capital gains as ordinary income in special situations.

     Exchanges. If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

     Deductibility of Trust Expenses. Expenses incurred and deducted by your Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. In these cases you may be able to take a deduction for these expenses. However, certain miscellaneous itemized deductions, such as investment expenses, may be deducted by individuals only to the extent that all of these deductions exceed 2% of the individual's adjusted gross income. Some individuals may also be subject to further limitations on the amount of their itemized deductions, depending on their income.

     Foreign Investors. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you should be aware that, generally, subject to applicable tax treaties, distributions from the Trust will be characterized as dividends for federal income tax purposes (other than dividends which the Trust designates as capital gain dividends) and will be subject to U.S. income taxes, including withholding taxes, subject to certain exceptions described below. However, distributions received by a foreign investor from the Trust that are properly designated by the Trust as capital gain dividends may not be subject to U.S. federal income taxes, including withholding taxes, provided that the Trust makes certain elections and certain other conditions are met. Distributions may be subject to a U.S. withholding tax of 30% in the case of distributions to (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury; and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the U.S. owners. Dispositions of units by such persons may be subject to such withholding after December 31, 2018. You should also consult your tax adviser with respect to other U.S. tax withholdings and reporting requirements.

EXPENSES

     The Trust will pay various expenses to conduct its operations. The "Fee Table" shows the estimated amount of these expenses.

     The Sponsor will receive a fee from the Trust for creating and developing each Trust, including determining the Trust's objectives, policies, composition and size; selecting service providers and information services; and providing other similar administrative and ministerial functions. This "creation and development fee" is a charge of $0.75 per unit. The Trustee will deduct this amount from the Trust's assets as of the close of the initial offering period. No portion of this fee is applied to the payment of distribution expenses or as compensation for sales efforts. This fee will not be deducted from proceeds received upon a repurchase, redemption or exchange of units before the close of the initial public offering period.

     The Trust will pay a fee to the Trustee for its services. The Trustee also benefits when it holds cash for the Trust in non-interest-bearing accounts. The Trust will reimburse the Evaluator as supervisor and as evaluator for providing portfolio supervisory services, for evaluating your portfolio and for providing certain bookkeeping and administrative services. The Evaluator's reimbursements may exceed the costs of the services it provides to your Trust but will not exceed the costs of services provided to all of its unit investment trusts in any calendar year. All of these fees may adjust for inflation without your approval.

     The Trust will also pay licensing fees to Vest for its use of trademarks, trade names or other intellectual property owned by Vest. The licensing fee received by Vest is equal to 0.07% of the net asset value of the Trust held by investors, calculated quarterly, and is paid annually.

     The Trust may pay expenses such as Trustee expenses (including legal and auditing expenses), various governmental charges, fees for extraordinary Trustee services, costs of taking action to protect the Trust, costs of indemnifying the Trustee and the Sponsor, legal fees and expenses, expenses incurred in contacting you and costs incurred to reimburse the Trustee for advancing funds to meet distributions. The Trust may pay the costs of updating its registration statement each year. The Trustee may pay Trust expenses from distributions received on the securities or may sell securities to pay Trust expenses.

EXPERTS

     Legal Matters. Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, acts as counsel for the Trust and has passed on the legality of the units. Dorsey & Whitney LLP, 51 West 52nd Street, New York, New York 10019, acts as counsel for the Trustee.

     Independent Registered Public Accounting Firm. The statement of financial condition, including your Trust portfolio, appearing herein has been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance on such report given on the authority of such firm as experts in accounting and auditing.


     Contents

Overview                                                   2
Investment Objective                                       2
Principal Investment Strategy                              2
Essential Information                                     15

Summary Of Defined Terms                                  15

Principal Risks                                           15
Fee Table                                                 19
Example                                                   19
Trust Portfolio                                           21

Report of Independent Registered Public Accounting Firm   23

Statement of Financial Condition                          24

The Trust                                                 25
   How to Buy Units                                       25
   How to Sell Units                                      30
   Distributions                                          31
   Additional Investment Risks                            31
   Distribution of units                                  37
   Trust Administration                                   37
   Taxes                                                  42
   Expenses                                               45
   Experts                                                45


Additional Information

This prospectus does not contain all information filed with the Securities and Exchange Commission. To obtain or copy this information (a duplication fee may be required):

E-mail: publicinfo@sec.gov
Write:  Public Reference Section
        Washington, D.C. 20549
Visit:  http://www.sec.gov (EDGAR Database)
Call: 202.551.8090 (only for information on the operation of the Public Reference Section)

Call The Bank of New York Mellon
        800.701.8178 (investors)/800.647.3383 (brokers)

When units of the Trust are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

The information in the prospectus is not complete and may be changed. We may not sell, or accept offers to buy, securities of a future series until that series has become effective with the SEC. No securities can be sold in any state where a sale would be illegal.

Elkhorn Unit Trust, Series 6
         Securities Act file number: 333-
         Investment Company Act file number: 811-22925



                                  ELKHORN LOGO

                                        |
                                        |
                        PROSPECTUS      |      Elkhorn Unit Trust,
                               UIT      |      Series 6
                                        |
                                        |

                 Elkhorn IWM Vest 10% Buffered Return Portfolio

                               DATED ______, 2015

--------------------------------------------------------------------------------
Elkhorn Securities, LLC         Phone: 630.355.4676
207 Reber Street, Suite 201     E-mail: info@elkhorn.com
Wheaton, IL 60187               www.elkhorn.com
--------------------------------------------------------------------------------




                          UNDERTAKING TO FILE REPORTS

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                       CONTENTS OF REGISTRATION STATEMENT

     A. Bonding Arrangements of Depositor:

     The Depositor will obtain a Securities Dealer Blanket Bond for its officers, directors and employees.

     B. This Registration Statement comprises the following papers and documents.

        The facing sheet
        The prospectus
        The signatures
        Consents of Independent Registered Public Accounting Firm and Counsel as indicated
        Exhibits as indicated on the List of Exhibits

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Elkhorn Unit Trust, Series 6 has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Wheaton, and State of Illinois, on the 29th day of October, 2015.

                                        ELKHORN UNIT TRUST, SERIES 6, Registrant

                                          By: ELKHORN SECURITIES, LLC, Depositor

                                                      By: /s/ Benjamin T. Fulton
                                                      --------------------------
                                                              Benjamin T. Fulton
                                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

     SIGNATURE                          TITLE                                              DATE
                                        Chief Executive Officer and the Chief
/s/ Benjamin T. Fulton                  Compliance Officer of Elkhorn Securities,          October 29, 2015
----------------------                  LLC
Benjamin T. Fulton

                                        Chief Financial Officer of Elkhorn                 October 29, 2015
/s/ Philip L. Ziesemer                  Securities, LLC
---------------------------
Philip L. Ziesemer


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The consent of Grant Thornton LLP to the use of its report and to the reference to such firm in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.

                       CONSENT OF CHAPMAN AND CUTLER LLP

     The consent of Chapman and Cutler LLP to the use of its name in the Prospectus included in the Registration Statement will be contained in its opinion to be filed as Exhibit 3.1 to the Registration Statement.

                        CONSENT OF DORSEY & WHITNEY LLP

     The consent of Dorsey & Whitney LLP to the use of its name in the Prospectus included in the Registration Statement will be contained in its opinion to be filed as Exhibit 3.2 to the Registration Statement.


                                LIST OF EXHIBITS

     1.1  Reference Trust Agreement (to be supplied by amendment).

   1.1.1  Standard Terms and Conditions of Trust. (Reference is made to Exhibit
          1.1.1 to the Registration Statement on Form S-6 for Elkhorn Unit Trust, Series 1 (File No. 333-198204) filed on January 14, 2015.)

     2.1 Code of Ethics. (Reference is made to Exhibit 2.1 to the Registration Statement on Form S-6 for Elkhorn Unit Trust, Series 1 (File No. 333-198204) filed on January 14, 2015.)

     3.1 Opinion of counsel as to legality of the securities being registered including a consent to the use of its name in the Registration Statement (to be supplied by amendment).

     3.2 Opinion of counsel as to the Trustee and the Trust(s), including a consent to the use of its name in the Registration Statement (to be supplied by amendment).

     4.1 Consent of Independent Registered Public Accounting Firm (to be supplied by amendment).

                                   MEMORANDUM

                        Re: Elkhorn Unit Trust, Series 6

     The list of securities comprising the trust of the fund, the evaluation, record and distribution dates and other changes pertaining specifically to the new series, such as size and number of units of the trust in the fund and the statement of financial condition of the fund, will be filed by amendment.

                                    1940 ACT

                             FORMS N-8A AND N-8B-2

     Form N-8A and Form N-8B-2 was filed in respect of Elkhorn Unit Trust (and subsequent series) (File No. 811-22925).

                                    1933 ACT

                                 THE INDENTURE

     The form of the proposed Standard Terms and Conditions of Trust is expected to be in all respects consistent with the form of the Standard Terms and Conditions of Trust dated January 13, 2015 relative to Elkhorn Unit Trust, Series 1.

                                                          CHAPMAN AND CUTLER LLP

Chicago, Illinois
October 29, 2015